Exhibit (b)(1)

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street New York, New York 10281

GUGGENHEIM CORPORATE FUNDING, LLC

330 Madison Avenue

New York, New York 10017

May 19, 2013

Tomahawk Acquisition, LLC

c/o Vista Equity Partners, LLC

150 California Street, 19th Floor

San Francisco, CA 94111

Attn: Michael Fosnaugh

Project Warriors

$390 Million Senior Secured First Lien Facilities

$225 Million Senior Secured Second Lien Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Tomahawk Acquisition, LLC, a Delaware limited liability company (“Holdings” or “you”) has advised J.P. Morgan Securities LLC (“J.P. Morgan”) and JPMorgan Chase Bank, N.A. (“JPMCB”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM”), Guggenheim Corporate Funding, LLC (“GCF”), Guggenheim Private Debt Fund Note Issuer, LLC (“GPDFNI”), NZC Guggenheim Fund LLC (“NZC”), Heritage Life Insurance Company (“Heritage”), Guggenheim Life and Annuity Company (“GLAC”) and Equitrust Life Insurance Company (“Equitrust”; and together with GPDFNI, NZC, Heritage and GLAC, the “Guggenheim Commitment Parties”; and the Guggenheim Commitment Parties together with J.P. Morgan, JPMCB, Royal Bank, RBCCM and GCF, the “Commitment Parties,” “us” or “we”), that you intend to acquire, directly or indirectly, the Company (as defined in Exhibit A hereto) and consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

1.	Commitments

In connection with the Transactions, JPMCB, Royal Bank and Guggenheim Commitment Parties (collectively, the “Initial Senior Lenders”) are pleased to inform you that (a) JPMCB commits to provide (i) 50% of the Revolving Commitments and 40% of the First Lien Term Loan Facility and (ii) 40% of the Second Lien Term Loan Facility, (b) Royal Bank commits to provide (i) 37.5% of the Revolving Commitments and 30% of the First Lien Term Loan Facility and (ii) 30% of the Second Lien Term Loan Facility and (c) Guggenheim Commitment Parties commits to provide (i) 12.5% of the Revolving Commitments and 30% of the First Lien Term Loan Facility and (ii) 30% of the Second Lien Term Loan Facility (which commitments in clauses (a), (b) and (c) above, for the avoidance of doubt, will together comprise 100% of the Senior Credit Facilities), in each case, upon the terms expressly set forth in this Commitment Letter (including, without limitation, in each of the Summary of Terms and Conditions attached hereto as Exhibits B and C, respectively (each a “Term Sheet”, and collectively, the “Term Sheets”)) and the closing and funding of the Senior Credit Facilities is subject solely to the specified closing conditions set forth in Section 6 below and Exhibit D hereto.

2.	Titles and Roles

You hereby appoint (a) (i) J.P. Morgan, RBCCM and GCF, together with any other lead arrangers or bookrunners appointed as contemplated below, to act as joint lead arrangers and bookrunners (in such capacity, the “First Lien Lead Arrangers”) and (ii) JPMCB to act as sole administrative agent (in such capacity, the “First Lien Administrative Agent”) for the First Lien Facilities and (b)(i) J.P. Morgan, RBCCM and GCF, together with any other lead arrangers or bookrunners appointed as contemplated below, to act as joint lead arrangers and bookrunners (in such capacity, the “Second Lien Lead Arrangers” and, together with the First Lien Lead Arrangers, the “Senior Lead Arrangers”) and (ii) Royal Bank (acting alone or through or with affiliates selected by it) to act as sole administrative agent (in such capacity, the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agent”) for the Second Lien Term Loan Facility.

It is further agreed that J.P. Morgan will have “left” placement on any marketing materials or other documentation used in connection with any of the Senior Credit Facilities and will have the rights and responsibilities customarily associated with such name placement. You agree that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter, and the Fee Letters referred to below, in each case dated as of the date hereof) will be paid in connection with the Senior Credit Facilities unless you and we shall so agree; provided that, on or prior to the date which is fifteen business days after the date of this Commitment Letter, you may appoint up to 2 additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Agent”) and/or confer up to 2 additional titles in respect of the Senior Credit Facilities on the Additional Agents in a manner and with economics determined by you; provided that (a) you may not allocate more than 10% of the aggregate commitments hereunder with respect to each of the Senior Credit Facilities to the Additional Agents and the economics (expressed as a percentage of such party’s commitments) granted to any such Additional Agent shall not exceed the economics (expressed as a percentage of such party’s commitments) granted to the Initial Senior Lenders pursuant to this Commitment Letter and (b) to the extent you

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appoint Additional Agents and/or confer additional titles in respect of the Senior Credit Facilities on the Additional Agents, the economics allocated to, and the commitment amounts of, the relevant Initial Senior Lender in respect of the Senior Credit Facilities will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliate) and each such Additional Agent’s several commitments shall be pro rata among the Senior Credit Facilities, in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Senior Lender” and/or “Senior Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letters.

3.	Syndication

The Senior Lead Arrangers (other than GCF) intend to syndicate the Senior Credit Facilities to a group of banks, financial institutions and other lenders, reasonably acceptable to you (together with the Initial Senior Lender, the “Lenders”); provided that the Senior Lead Arrangers will not syndicate to (a) those persons that are competitors of you, your subsidiaries, the Company and its subsidiaries or the Sponsor or affiliates of any such competitors (other than Bona Fide Debt Funds (as defined below)) or (b) those banks, financial institutions and other persons separately identified by you or the Sponsor to us in writing (other than Bona Fide Debt Funds), in each case, on or prior to the last day of the Syndication Period (such persons or entities in clause (a) or (b), collectively the “Disqualified Institutions”); provided that (i) clause (a) shall include additional competitors and affiliates of competitors from time to time and (ii) clause (a) and (b) shall include any other person or entity that becomes a subsidiary or affiliate of a person or entity covered thereby as a result of a merger, acquisition, investment, joint venture or other business combination). For purposes of the foregoing, a “Bona Fide Debt Fund” means any debt fund affiliate of such entities mentioned in clauses (a) or (b) of the immediately preceding sentence that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the investment of such competitor or affiliate). Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment by the Initial Senior Lenders (except in the case of an assignment to an Additional Agent), (a) the Initial Senior Lenders shall not be relieved or novated from its obligations hereunder (including its obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facilities, including its commitments in respect thereof, until the initial funding of the Senior Credit Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of each Initial Senior Lender’s commitments in respect of the Senior Credit Facilities until the initial funding of the Senior Credit Facilities on the Closing Date and (c) each Initial Senior Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.

The Senior Lead Arrangers (other than GCF) intend to commence syndication efforts with respect to the Facilities promptly following your execution and delivery of this Commitment Letter and, until the earlier to occur of (a) a Successful Syndication (as defined in

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the JPM/RBC Fee Letter (as defined below)) and (b) the date that is 60 days after the Closing Date (such period, the “Syndication Period”), you agree to assist (and (to the extent not in contravention of the Acquisition Agreement) to use commercially reasonable efforts to cause the Company to assist) the Senior Lead Arrangers in completing a syndication reasonably satisfactory to the Senior Lead Arrangers and you. Such assistance shall include (i) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your and the Sponsor’s existing banking relationships, (ii) direct contact between your and the Sponsor’s senior management, representatives and advisors and the proposed Lenders (and (to the extent not in contravention of the Acquisition Agreement) using your commercially reasonable efforts to obtain such contact between the senior management, representatives and advisors of the Company and the proposed Lenders), (iii) your and the Sponsor’s assistance (and (to the extent not in contravention of the Acquisition Agreement) using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Company to assist) in the preparation of confidential information memoranda customary for transactions of this type (the “Confidential Information Memorandum”) and other customary and reasonably available marketing materials to be used in connection with the syndication of the Senior Credit Facilities, including the Projections and the financial statements required under paragraph 6 of Exhibit D, (iv) the hosting, with the Senior Lead Arrangers, of one meeting of prospective Lenders at a time and location (and an additional meeting which may be held by conference call) to be mutually agreed (and (to the extent not in contravention of the Acquisition Agreement) using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Company to be available for such meetings), (v) your using commercially reasonable efforts to provide promptly to us (including, to the extent not in contravention of the Acquisition Agreement, to use commercially reasonable efforts to cause the Company to provide to us) all reasonably available material information with respect to you, the Company and your and its subsidiaries and the Transactions, including, without limitation, a full “quality of earnings” report from your outside consultant, projections relating to the Company, as the Senior Lead Arrangers may reasonably request in connection with the syndication of the Senior Credit Facilities, (vi) your using commercially reasonable efforts to ensure that, until the end of the Syndication Period, there shall be no other issues of competing debt securities or commercial bank or other credit facilities of Holdings, the Borrower and their respective subsidiaries and the Company being offered, placed or arranged (other than the Senior Credit Facilities and other indebtedness to be agreed to remain outstanding after the Closing Date, indebtedness expressly permitted under the Acquisition Agreement, certain purchase money debt and capital leases, foreign working capital lines, deferred payments and compensation under the Acquisition Agreement and intercompany indebtedness (“Permitted Surviving Debt”)), which would have a materially adverse impact on the primary syndication of the Senior Credit Facilities and (vii) using commercially reasonable efforts to obtain prior to the start of the Bank Marketing Period (provided that, it is understood and agreed that nothing in this clause (vii) shall be a condition to the commencement of the Bank Marketing Period) (x) corporate/family ratings for the Borrower and (y) ratings for the Senior Credit Facilities, in each case, from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the foregoing, including, without limitation, obtaining the ratings referred to above nor the commencement or the completion of the syndication of the Senior Credit Facilities shall constitute a condition precedent to the Closing Date.

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Subject to the third paragraph of section 2, the Senior Lead Arrangers (other than GCF), in their capacity as such, will manage, in consultation with you (and subject to your rights set forth in the second and third preceding paragraphs), all aspects of the syndication, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders (other than those not reasonably acceptable to you and Disqualified Institutions) will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Senior Lead Arrangers on your behalf will make available an information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks or another similar electronic system and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States Federal securities laws, “MNPI”) with respect to you, the Company, your or its subsidiaries, the respective securities of any of the foregoing or the Acquisition and who may be engaged in investment and other market-related activities with respect to such entities’ securities). At the reasonable request of the Senior Lead Arrangers, you agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation with respect to the Company, the Company’s securities and the Acquisition that is not material with respect to you, the Company, your or its respective affiliates, the Acquisition or any of your or their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). It is understood that in connection with your assistance described above, customary authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, containing a representation by you to the Senior Lead Arrangers that the Public Lender Information does not include MNPI about you, the Borrower, its subsidiaries or its securities, and will contain customary language exculpating us, our affiliates, you, the Sponsor, the Company and your and their affiliates with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof in violation of applicable securities laws. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive only the Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents): (a) drafts and final definitive documentation with respect to the Senior Credit Facilities (excluding schedules thereof and any fee letters); (b) administrative materials prepared by the Senior Lead Arrangers for prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda (but excluding any projections)); and (c) notification of changes in the terms of the Senior Credit Facilities (other than any terms in either Fee Letter or any other fee letter). You also agree to identify that portion of any other Information (as defined below) as relating to you or the Company (the “Borrower Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Senior Lead Arrangers and the

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proposed Lenders to treat such Borrower Materials as not containing any MNPI with respect to you, the Company or its securities (it being understood that you shall not be under any obligation to mark the Information “PUBLIC”). You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Senior Lead Arrangers (or any Administrative Agent) to any Lender in connection with the Senior Credit Facilities will be deemed to contain Private Lender Information.

4.	Information

You hereby represent and warrant that, and with respect to the Company and its subsidiaries, to your knowledge that, (a) all written information, other than the Projections, other projections, budgets, estimates, forward looking statements and information of a general economic or industry-specific nature, concerning you or the Company (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the end of the Syndication Period, you become aware that any of the representations and warranties in the preceding sentence are incorrect, when taken as a whole, in any material respect if the Information or Projections were being furnished and such representations and warranties in the first sentence of this paragraph were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company or its subsidiaries, to your knowledge) such representations, as supplemented, are correct, when taken as a whole, in all material respects, under those circumstances. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of any of the Commitment Parties hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied. You understand that in arranging and syndicating the Senior Credit Facilities we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder and the funding of the Senior Credit Facilities on the Closing Date, you agree to pay or cause to be paid on the date when due and payable the nonrefundable compensation described in (i) the separate fee and closing payments letter dated the date hereof and delivered herewith

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(the “JPM/RBC Fee Letter”) by and among you, J.P. Morgan, JPMCB, Royal Bank and RBCCM and (ii) the separate fee and closing payments letter dated the date hereof and delivered herewith (the “Guggenheim Fee Letter” and together with the JPM/RBC Fee Letter, each a “Fee Letter” and collectively the “Fee Letters”) by and among you, GCF and Guggenheim Commitment Parties, in each case, on the terms and subject to the conditions expressly set forth therein.

6.	Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations, the making of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date, shall be (i) such of the representations made by or with respect to the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice requirement) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations described in clauses (i) and (ii) being the “Closing Date Representations”), and (b) the terms of the Senior Credit Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied (or waived), it being understood that, to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (x) the execution and delivery of a security agreement consistent with the Documentation Principles, (y) the pledge and perfection of Collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code (“UCC”) and (z) the delivery of stock certificates and stock powers for “certificated securities” (as defined in Article 8 of the Uniform Commercial Code) of the Borrower and domestic subsidiaries of the Borrower that is part of the Collateral and intercompany notes in an amount in excess of $5,000,000 individually that are in the form of instruments that are part of the Collateral) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search and/or Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities, but may instead be provided within ninety days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. “Specified Representations” means the representations in the Senior Credit Documentation relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Senior Credit Documentation); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Senior Credit Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit D hereto); no conflicts of the Senior Credit Documentation with charter documents; Federal Reserve margin regulations; the Investment Company Act; OFAC; PATRIOT Act; and the creation, perfection

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and first priority status (with respect to the First Lien Facilities) or second priority status (with respect to the Second Lien Term Loan Facility) of the security interests (subject to customary permitted liens) and subject in all respects to the foregoing provisions of this paragraph. Notwithstanding anything in this Commitment Letter, the Fee Letters, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (A) the commitments of the Initial Senior Lenders hereunder and the Senior Lead Arrangers’ agreements to perform the services described herein are subject only to the conditions expressly set forth in each of the Term Sheets under the heading “CERTAIN CONDITIONS - Initial Conditions” and in Exhibit D hereto (collectively, the “Exclusive Funding Conditions”), (B) the only conditions (express or implied) to the availability of the Senior Credit Facilities on the Closing Date are the Exclusive Funding Conditions and (C) to the extent the Closing Date Representations with respect to the Company and its subsidiaries are qualified or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement for purposes of the any representation and warranties made or to be made on, or as of the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors (excluding any Excluded Party, each, an “indemnified person”) from and against any and all actual losses (excluding lost profits), claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter or either Fee Letter or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty days of written demand (together with reasonable backup documentation) for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons taken as a whole and, to the extent reasonably necessary, one local counsel in each relevant material jurisdiction but no other third-party advisors without your prior written consent); provided, that the foregoing indemnity will not, as to any indemnified person, apply to (x) losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of the Commitment Letter or either Fee Letter by any indemnified person (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives), as determined in a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that (x) the failure by any Commitment Party to fund any portion of its commitment hereunder when the Exclusive Funding Conditions

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have been satisfied and/or waived and (y) the assignment by any Commitment Party of any portion of its commitment hereunder to a Disqualified Institution, in each case, is a material breach), or (iii) any disputes solely among indemnified persons (other than any claims against a Commitment Party in its capacity as the Administrative Agent, any Senior Lead Arranger or any similar role under the Senior Credit Facilities, but not any other person or entity party to any such claim or dispute) and not arising out of any act or omission of the Borrower or the Company, or any of your or their respective subsidiaries, and (b) if the Closing Date occurs, to reimburse the Commitment Parties and their affiliates (other than any Excluded Party) for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket due diligence expenses, syndication expenses, travel expenses, and reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Commitment Parties and to the extent reasonably necessary, one local counsel in each relevant material jurisdiction to the Commitment Parties, incurred in connection with each of the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letters and the Senior Credit Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within 30 days of written demand (including documentation reasonably supporting in detail such request). No person or entity a party hereto nor any indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or either Fee Letter by, such person or entity (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives) as determined in a final, non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons or you, the Sponsor, the Company or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Senior Credit Facilities or the transactions contemplated hereby; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein. You have no obligation to reimburse any indemnified person for fees and expenses unless such indemnified person provides to you an undertaking in which such indemnified person agrees to refund and return any and all amounts paid by you to such indemnified person to the extent any of the foregoing items in clause (a)(x)(i) through (iii) above occurs.

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for the plaintiff against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld or conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional

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release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such indemnified person.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Parties (or their affiliates) are full service securities firms and each such person may from time to time (a) effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company or its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Sponsor or the Company or its subsidiaries may have commercial or other relationships or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, the Commitment Parties will not furnish information obtained from you, the Sponsor, the Company or your or their respective affiliates and representatives to any of their other clients (or to clients of their affiliates) or in connection with the performance by the Commitment Parties and their affiliates of services for its other clients (or for clients of their affiliates). You also acknowledge that the Commitment Parties and their affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, each Commitment Party and its affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal, accounting, regulatory and tax advisors to the extent you deemed appropriate and you are not relying on the Commitment Parties for such advice, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (g) none of the Commitment Parties or their respective affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and the Borrower.

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You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms shall be disclosed, to any other person except (a) the Sponsor and your and its respective officers, directors (or comparable person), employees, affiliates, attorneys, accountants, agents and advisors on a confidential and need to know basis, (b) the Company and its employees, attorneys, accountants, agents and advisors on a confidential and need to know basis (provided that any disclosure of the Fee Letters or their terms or substance under this clause (b) shall be, prior to the consummation of the Acquisition, redacted in respect of (x) the amounts, percentages and basis points of compensation set forth therein and (y) the provisions in the JPM/RBC Fee Letter set forth in paragraph 2 therein relating to the pricing and other economic terms of the Senior Credit Facilities, (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including, the Commitment Letter (but not the Fee Letters, other than the aggregate fee amount, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner after review by counsel to the Commitment Parties, unless an unredacted version is requested or required by the Securities and Exchange Commission, in which case an unredacted version may be provided), without limitation, any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filings relating to the Acquisition) or as requested by a governmental authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letters, (e) the Term Sheet and Exhibit C hereto (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition, (f) after your acceptance hereof, this Commitment Letter and the Fee Letters, including the existence and contents hereof and thereof, may be shared with potential Additional Agents on a confidential basis and (g) the aggregate fee amount may be disclosed in financial statements. The foregoing restrictions shall cease to apply after the definitive documentation shall have been executed and delivered by the parties hereto (other than with respect to any economics referenced in paragraph 1 of either Fee Letter).

Each Commitment Party shall treat confidentially all information received by it from you, the Company, the Sponsor or your or its respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent such Commitment Party from disclosing any such information (a) to rating agencies in connection with obtaining the ratings described above, (b) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Institutions), (c) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Commitment Party shall promptly notify you, in advance, to the extent

11

permitted by law, rule or regulation, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, in which case, promptly notify you, in advance, to the extent lawfully permitted to do so), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of any Commitment Party (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and agree to keep information of this type confidential, (f) to any of its affiliates and Representatives of its affiliates on a “need-to-know” (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for the compliance of its affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Senior Credit Facilities and the related Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, the Company or their respective affiliates, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by such Commitment Party from a third party that is not known (after due inquiry) by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, the Sponsor or the Company or its affiliates and (j) to enforce their respective rights hereunder or under the Fee Letters; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, in the event of any electronic access through Intralinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you; provided, however, that, no such disclosure shall be made by any Commitment Party to (i) any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (a “Private Equity Affiliate”) or (ii) are engaged directly or indirectly in a sale of the Company and its subsidiaries as sell-side representative (a “Sell Side Person” and, together with the Private Equity Affiliates, the “Excluded Parties”) other than a limited number of senior employees who are required, in accordance with industry regulations or the Commitment Parties’ internal policies and procedures to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members. Each

12

Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Credit Documentation upon the execution and delivery thereof and shall in any event terminate two (2) years after the date hereof.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party thereto (except by you to one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition) without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto. Subject to the limitations set forth in the section entitled “Syndication” above, the Commitment Parties may perform the duties and activities described hereunder through any of their affiliates (other than any Excluded Party or Disqualified Institutions) and the provisions of the third paragraph immediately preceding this paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law; provided, however, that the laws of the State of Delaware shall govern in determining (a) the interpretation of a “Material Adverse Effect” and whether a “Material Adverse Effect” has occurred, (b) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the acquisition) under the Acquisition Agreement and (c) whether the acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein notwithstanding that the funding of the Senior Credit Facilities is subject to the specified closing conditions set forth in Section 6 above and Exhibit D hereto and (ii) each Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto (and, to the extent the benefits herein are accepted by such persons and entities, each other indemnified person) irrevocably and unconditionally (a) submits,

13

for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Parties shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE (AND, TO THE EXTENT THE BENEFITS HEREIN ARE ACCEPTED BY SUCH PERSONS AND ENTITIES, EACH OTHER INDEMNIFIED PERSON) HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The syndication, indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) the confidentiality obligations, (b) your understandings and agreements regarding no agency or fiduciary duty, which, in the case of subclause (a), shall terminate in accordance with their respective terms) shall automatically terminate and be superseded by the provisions of the Senior Credit Documentation upon the initial funding thereunder and the payment of all amounts owed

14

pursuant to this Commitment Letter and the Fee Letters on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time and (c) the syndication provisions, which shall terminate at the end of the Syndication Period). You may terminate any Commitment Party’s commitments hereunder at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and of the Fee Letters not later than 11:59 p.m., New York City time, on May 22, 2013. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Senior Credit Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension. “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, on the date that is 180 days after the date of the Acquisition Agreement, (ii) the Closing Date, (iii) the closing of the Acquisition without the use of the Senior Credit Facilities and (iv) the valid termination of the Acquisition Agreement prior to the closing of the Acquisition; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By	/s/ Robert D. Bryant
Name: Robert D. Bryant
Title: Vice President

J.P. MORGAN SECURITIES LLC

By	/s/ Dan Algier
Name: Dan Algier
Title: Executive Director

[Project Warriors – Commitment Letter Signature Page]

ROYAL BANK OF CANADA

By	/s/ David J. Wirdnan
	Name:	David J. Wirdnan
	Title:	Authorized Signatory

[Project Warriors – Commitment Letter Signature Page]

GUGGENHEIM CORPORATE FUNDING, LLC

By	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

GUGGENHEIM PRIVATE DEBT FUND NOTE ISSUER, LLC

By:	Guggenheim Partners Investment Management, LLC, as investment advisor

By	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

NZC GUGGENHEIM FUND LLC

By:	Guggenheim Partners Investment Management, LLC, as investment advisor

By	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

[Project Warriors – Commitment Letter Signature Page]

HERITAGE LIFE INSURANCE COMPANY

By	/s/ Frank K. Neil III
Name: Frank K. Neil III
Title: CIO

HERITAGE LIFE INSURANCE COMPANY

By	/s/ Frank K. Neil III
Name: Frank K. Neil III
Title: CIO

EQUITRUST LIFE INSURANCE COMPANY

By	/s/ Frank K. Neil III
Name: Frank K. Neil III
Title: CIO

Accepted and agreed to as of

the date first above written:

TOMAHAWK ACQUISITION, LLC

By:	/s/ Brian N. Sheth

Name:	Brian N. Sheth
Title:	Chief Executive Officer and President

[Project Warriors – Commitment Letter Signature Page]

EXHIBIT A

PROJECT WARRIORS

Senior Credit Facilities

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B or C thereto.

Vista Equity Partners, LLC (“Vista”) and its affiliates and associated funds (together with Vista, collectively, the “Sponsor”) and certain other investors designated by Sponsor (together with the Sponsor, collectively, the “Investors”) intend, directly or indirectly, to acquire Websense, Inc., a Delaware corporation (the “Company”), all as set forth in the below-defined Acquisition Agreement. In connection therewith:

(a)        Holdings, controlled directly or indirectly by affiliates of the Sponsor, and Tomahawk Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a subsidiary of Holdings, will enter into that certain Agreement and Plan of Merger, dated as of the date hereof, with certain other parties thereto (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), whereby Merger Sub will acquire (the “Acquisition”) all the common stock of the Company, pursuant to the terms of the Acquisition Agreement providing for the Acquisition through either: (x) a purchase of a sufficient number of the issued and outstanding shares of common stock (the “Shares”) of the Company pursuant to a cash tender offer by Merger Sub (the “Tender Offer”) that, together with, if necessary, the Shares sold to Merger Sub by the Company upon Merger Sub’s exercise of an option to purchase such the Shares as set forth in the Acquisition Agreement (the “Top-Up Option”), is sufficient under Delaware law to permit the merger of Merger Sub with and into Target as a short-form merger under Delaware law, with the Company being the surviving entity of such merger (the “Back-End Merger”), and which Back-End Merger shall immediately follow the consummation of the Tender Offer and, if necessary, the Top-Up Option, or (y) in the event that the transactions described in clause (x) above do not result in ownership by the Merger Sub of a sufficient number of the Shares to effectuate the Back-End Merger under Delaware law, a merger transaction approved by the stockholders of the Company (in the case of either clause (x) or (y), such merger transaction, the “Merger”).

(b)        The Investors will contribute an amount in cash to Holdings as common equity and/or preferred equity (which in the case of preferred equity shall be reasonably acceptable to the Senior Lead Arrangers and shall not by its terms (or by the terms of any security or any other equity interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (i) mature or be mandatorily redeemable (other than solely for Qualified Preferred Equity (as defined below)) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment in full of the obligations under the First Lien Credit Documentation and

A-1

Second Lien Credit Documentation that are accrued and payable, the cancellation, expiration, replacement, backstopping or cash collateralization of all outstanding letters of credit and the termination of the commitments under the Revolving Facility), (ii) be redeemable at the option of the holder thereof (other than solely for Qualified Preferred Equity), in whole or in part, (iii) provide for scheduled payments of dividends in cash or (iv) be or become convertible into or exchangeable for indebtedness or any other preferred equity that is not Qualified Preferred Equity, in whole or in part, in each case on or prior to the date that is 91 days after the latest maturity date applicable to the loans and commitments under the Senior Credit Documentation, as such date may be extended in accordance with the Senior Credit Documentation from time to time (in each case, such permitted preferred equity on the terms in the foregoing clauses (i)-(iv) but not to include the acceptability condition of the Senior Lead Arrangers “Qualified Preferred Equity”)), which will constitute immediately after giving effect to the Acquisition, in the aggregate not less than 35% of the pro forma capitalization of Holdings (the “Equity Contribution”).

(c)        All existing third party debt for borrowed money of the Company and its subsidiaries will be refinanced, commitments related thereto will be terminated and security interests or guaranties provided in connection therewith will be terminated or released (the “Refinancing”), other than, in each case, Permitted Surviving Indebtedness.

(d)        The Borrower will obtain senior secured first lien credit facilities in an aggregate amount of not more than (except as permitted under Paragraph 2 of the JPM/RBC Fee Letter) $390 million (collectively, the “First Lien Facilities”) as described in Exhibit B to the Commitment Letter.

(e)        The Borrower will obtain senior secured second lien term loan facility in an aggregate amount of not more than (except as permitted under Paragraph 2 of the JPM/RBC Fee Letter) $225 million (the “Second Lien Term Loan Facility”, and, together with the First Lien Facilities, collectively, the “Senior Credit Facilities”, and each a “Senior Credit Facility”), as described in Exhibit C to the Commitment Letter.

(f)        The proceeds of the Equity Contribution, a portion of the Revolving Facility, the First Lien Term Loan Facility, the Second Lien Term Loan Facility and/or cash on hand at the Company and its subsidiaries on the Closing Date will be applied to fund the Acquisition and the Refinancing and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (as defined below), including those amounts set forth in the Fee Letters (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letters, the “Closing Date” shall mean the date of the funding of the Senior Credit Facilities and the consummation of the Acquisition.

A-2

EXHIBIT B

PROJECT WARRIORS

First Lien Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the First Lien Facilities. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A, C or D attached thereto.

1.	PARTIES

Borrower:	Initially Merger Sub, and, following the Acquisition, the Company as the survivor of the Merger contemplated thereby (the “Borrower”).

Guarantors:

Holdings and each of the Borrower’s direct and indirect wholly-owned U.S. subsidiaries (collectively, the “Guarantors” and together with Holdings and the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), except (i) any U.S. subsidiary of a foreign subsidiary or any U.S. subsidiary the primary assets of which are capital stock of a foreign subsidiary (each, a “Pass-Through Foreign Holdco”), (ii) unrestricted subsidiaries, (iii) captive insurance companies, (iv) not-for-profit subsidiaries, (v) special purpose entities, (vi) immaterial subsidiaries (defined in a manner to be mutually agreed, the “Immaterial Subsidiaries”), (vii) to the extent a guarantee is prohibited or restricted by contracts as in existence on the Closing Date or at the time such subsidiary becomes a subsidiary or by, applicable law (including any requirement to obtain governmental authority or third party consent), rule or regulation or could result in adverse tax consequences as reasonably determined in good faith by Borrower, (viii) any subsidiary whose direct parent entity is an entity organization outside the U.S. and (ix) to the extent the First Lien Administrative Agent and Borrower mutually determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the First Lien Lenders, in each case consistent with Documentation Principles.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter.

All the above-described guarantees shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles or otherwise mutually and reasonably satisfactory to the First Lien Administrative Agent and the Borrower.

Notwithstanding anything to the contrary, the First Lien Credit Documentation shall include customary exclusions consistent with the Documentation Principles for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq., as amended from time to time), and any successor statute) from guaranteeing obligations of any Loan Party that relate to the hedging arrangements or any other swap or other hedge obligations or arrangements.

First Lien Administrative Agent:

JPMorgan Chase Bank, N.A. (in such capacity and collectively with its permitted successors and assigns, the “First Lien Administrative Agent,” and together with the Second Lien Administrative Agent (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Administrative Agent”).

First Lien Lead Arrangers:

J.P. Morgan Securities LLC, RBC Capital Markets, Guggenheim Corporate Funding, LLC and any other “First Lien Lead Arranger” appointed pursuant to the Commitment Letter (in such capacity, the “First Lien Lead Arrangers,” and together with the Second Lien Lead Arrangers (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Senior Lead Arrangers”).

First Lien Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, arranged by the Commitment Parties (excluding any Disqualified Institutions) and reasonably acceptable to the Borrower (collectively, the “First Lien Lenders,” and together with the Second Lien Lenders (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Lenders”); provided, that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations.”

2.	TYPES AND AMOUNTS OF FIRST LIEN FACILITIES

First Lien Term Loan Facility: Type and Amount:

A senior secured first lien term loan facility (the “First Lien Term Loan Facility”) in the amount of $350 million (the loans thereunder, the “First Lien Term Loans”). The First Lien Term Loans shall be made in US Dollars.

Maturity and Amortization:	First Lien Term Loans will mature on the date that is seven (7) years after the Closing Date (the “First Lien Term Loan Maturity Date”).

Annual amortization (payable in equal quarterly installments commencing on the last day of the first full fiscal quarter following the Closing Date) of First Lien Term Loans shall be required for each year following the Closing Date in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Loan Facility. The remaining aggregate principal amount of First Lien Term Loans will be payable in full on the First Lien Term Loan Maturity Date.

Availability:	The First Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Term Loans may not be reborrowed.

Use of Proceeds:

The proceeds of the First Lien Term Loans will be used to finance a portion of the Transactions (including related fees and expenses, upfront fees and original issue discount and other Transaction Costs).

Revolving Facility: Type and Amount:

A revolving credit facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in an aggregate principal amount of $40 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the First Lien Term Loans, the “Loans”). The Revolving Loans will be available in US Dollars.

Availability and Maturity:

The final maturity date of the Revolving Facility shall be five (5) years from the Closing Date (the “Revolving Loan Maturity Date”).

Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date (without premium or penalty) and prior to the Revolving Loan Maturity Date in accordance with the terms of the First Lien Credit Documentation referred to below.

Use of Proceeds:

The proceeds of the Revolving Loans will be used (a) on the Closing Date, (i) to fund certain amounts set forth in the Fee Letters, (ii) for the purpose of issuing Letters of Credit in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date and (iii) for the purpose of cash collateralizing any letters of credit outstanding on the Closing Date; and (b) after the Closing Date, to finance the working capital needs of the Borrower and its subsidiaries and for general corporate purposes of Holdings and its subsidiaries (including for capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the First Lien Credit Documentation).

Letters of Credit:

Up to an amount to be mutually agreed of the Revolving Facility shall be available for the issuance of stand-by and documentary letters of credit (the “Letters of Credit”) by JPMorgan Chase Bank, N.A. or any other First Lien Lender or First Lien Lenders reasonably satisfactory to the Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year (180 days in the case of documentary letters of credit) after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Loan Maturity Date (unless cash collateralized or backstopped with another letter of credit for the period after the Revolving Loan Maturity Date in a manner to be mutually and reasonably agreed); provided, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above, unless cash collateralized or backstopped with another letter of credit for the period after the Revolving Loan Maturity Date in a manner to be mutually and reasonably agreed). Letters of Credit shall be issued in US Dollars.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day after notice of such drawing. To the extent that the Borrower does not so reimburse the Issuing Lender, the First Lien Lenders under the Revolving Facility (each, a “Revolving Lender”) shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility).

If any Revolving Lender becomes a “defaulting lender” (to be mutually defined), then the Letter of Credit exposure of such defaulting First Lien Lender will automatically be reallocated among the non-defaulting First Lien Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting First Lien Lender does not exceed its commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of such defaulting First Lien Lender, the applicable Issuing Lender may require the Borrower to 100% cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-defaulting First Lien Lenders, unless such “uncovered” exposure is 100% cash collateralized.

Swingline Loans:

Up to an amount to be mutually agreed of the Revolving Facility shall be available for swingline loans (the “Swingline Loans”) from the First Lien Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Revolving Lender under the Revolving Facility shall be irrevocably and unconditionally required to purchase a participation in each Swingline Loan on a pro rata basis.

If any Revolving Lender becomes a defaulting First Lien Lender, then the Swingline Loan exposure of such defaulting First Lien Lender will automatically be reallocated among the non-defaulting First Lien Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting First Lien Lender does not exceed its commitments. In the event that such reallocation does not fully cover the Swingline Loan exposure of such defaulting First Lien Lender, the applicable Swingline Lender may require the Borrower to repay such “uncovered” exposure and will have no obligation to make new Swingline Loans; to the extent Swingline Loan exposure would exceed the commitments of the non-defaulting First Lien Lenders.

Incremental Facilities:

The Borrower will have the right from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities to the First Lien Term Loan Facility (each, an “Incremental First Lien Term Facility”) and/or (b) increase commitments under the Revolving Facility or add one or more incremental revolving credit facilities (each, an “Incremental Revolving Facility”, and together with any Incremental First Lien Term Facility, collectively, the “Incremental First Lien Facilities”), in an aggregate total principal amount of (i) at any time up to $75 million in the aggregate for both the Incremental First Lien Facilities and the Incremental Second Lien Facility (as defined below) plus (ii) an unlimited amount subject to, with respect to Incremental First Lien Facilities, the pro forma First Lien Net Funded Leverage Ratio (as such term shall be defined in a manner consistent with the Documentation Principles, the “First Lien Net Funded Leverage Ratio”) does not exceed 4.00x (assuming that any Incremental Revolving Facility is fully drawn, cash proceeds of any such Incremental First Lien Facilities shall be netted and all such Incremental First Lien Facilities are secured on a first lien basis, whether or not so secured); provided that (1) no default or event of default exists at the time of such request or immediately after giving effect thereto (provided that, solely with respect to any Incremental First Lien Term Facility incurred in connection with a Permitted Acquisition or other permitted investment, no default or event of event of default shall exist at the time of such request and no payment or bankruptcy event of default exists immediately after giving effect thereto unless such payment event of default is permitted by the First Lien Lenders providing such Incremental First Lien Facilities); (2) any Incremental Revolving Facility will mature no earlier than, and will require no scheduled amortization or differing mandatory commitment reduction prior to, the Revolving Loan Maturity Date then in effect and all other terms (other than with respect to margin, pricing, maturity or fees) shall be substantially identical to the initial Revolving Facilities or otherwise reasonably acceptable to the Agent; (3) the maturity date of any Incremental First Lien Facilities shall be no earlier than the maturity of the First Lien Term Loan; (4) the proceeds of borrowings under the Incremental First Lien Facilities will be used for general corporate purposes, including, without limitation, for additional dividends, distributions, investments, general working capital (for additional use under the Incremental Revolving Facility), capital expenditures and Permitted Acquisitions; (5) the Incremental First Lien Facilities shall be available during the life of the First Lien Facilities and weighted average life of each Incremental First Lien Term Facility shall be no shorter than the weighted average life of the initial First Lien Term Loan; and (6) with respect to terms loans to be made under an Incremental First Lien Term Facility (each, an “Incremental First Lien Term Loan”) under the First Lien Credit Documentation, (a) any such Incremental First Lien Term Loan shall be secured on a pari passu basis by the same collateral securing the existing First Lien Term Loan and shall have the same Guarantors, (b) the “effective yield” on the respective Incremental First Lien Term Loan (which shall be determined by including interest rate margins or interest rate floors (but only to the extent an increase in the interest rate floor in the initial First Lien Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the initial First Lien Term Loans shall be increased to the extent of such differential between interest rate floors), but excluding arrangement, structuring, underwriting commitment, amendment or other fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such indebtedness) determined as of the initial funding date for such Incremental First Lien Term Loans may exceed the then “effective yield” on the initial First Lien Term Loans (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the initial First Lien Term Loans is increased to be not less than 0.50% (after giving effect to any increase to the “effective yield” (or interest rate floor) on the initial First Lien Term Loans) of the “effective yield” on such Incremental First Lien Term Loans, (c) no Incremental First Lien Term Loan will be permitted to be voluntarily or mandatorily prepaid (other than on a ratable basis) prior to repayment in full of the initial First Lien Term Loan, (d) except as otherwise set forth herein (including any “effective yield” differences permitted in clause 6(b) above), all other terms of any Incremental First Lien Term Loan shall either be (i) substantially consistent (taken as a whole) with the existing First Lien Term Loans existing at such time of issuance or (ii) no more favorable (taken as a whole) to the investors providing such Incremental First Lien Term Loan than those applicable to the First Lien Term Loans existing at such time of issuance, or otherwise, reasonably acceptable to the First Lien Administrative Agent.

No existing First Lien Lender will be required to participate in any such Incremental First Lien Facility without its consent. Any such Incremental First Lien Facility held by the Sponsor, any Non-Debt Fund Affiliate (as defined below) or any Debt Fund Affiliate (as defined below) shall be subject to the same restrictions applicable to assignments to such persons as set forth under the heading “Assignments and Participations” below.

3.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit B attached hereto.

Closing Fees:	As set forth in the Fee Letters.

Optional Prepayments and Commitment Reductions:

Loans may be prepaid and commitments may be reduced, in whole or in part without premium or penalty (except as set forth below), in minimum amounts to be mutually agreed, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit B attached hereto), three business days’) prior notice, subject to reimbursement of the First Lien Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the First Lien Term Loans shall be applied as directed by the Borrower.

In the event that (a) all or any portion of the initial First Lien Term Loan Facility is voluntarily prepaid in connection with a refinancing that reduces the “effective yield” (which shall be determined by including interest rate margins or interest rate floors applicable to the initial First Lien Term Loans, but excluding arrangement, structuring, underwriting commitment, amendment or other fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such indebtedness) which results in a lower “effective yield” (determined on the same basis as provided in the preceding parenthetical) than that of First Lien Term Loan Facility, (b) any amendment to the First Lien Credit Documentation which reduces the “effective yield” (determined on the same basis as provided in the in clause (a) directly above) applicable to all or a portion of the initial First Lien Term Loans or (c) a First Lien Lender must assign its First Lien Term Loans under the First Lien Term Loan Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the First Lien Term Loan Facility that was approved by the Required First Lien Lenders and that would have the effect of reducing the “effective yield” (determined on the same basis as provided in clause (a) directly above) then in effect for the First Lien Term Loans then existing under the First Lien Term Loan Facility (any of the foregoing in clause (a), (b) or (c), a “Repricing Event”), prior to the date that is six (6) months after of the Closing Date, the Borrower shall pay to the First Lien Lenders a fee of 1.00% of the amount so prepaid or repriced prior to the date that is six (6) months after the Closing Date; provided that, in no event, shall any prepayment or repayment in connection with an acquisition related financing constitute a Repricing Event.

Mandatory Prepayments:	Mandatory repayments of First Lien Term Loans shall be required from:

(a) within ten (10) business days of receipt thereof, 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty events and excluding sales of inventory, obsolete or worn-out property, property no longer useful in such person’s business and other customary exceptions to be mutually agreed and subject to a materiality threshold amount to be agreed) by the Borrower and each other restricted subsidiary of an amount to be mutually agreed and subject to the right of the Borrower and the other Loan Parties to reinvest in assets useful in the business of the Borrower and the Loan Parties if such proceeds are reinvested (or committed to be reinvested) within 365 days (and if so committed to reinvestment, reinvested within 180 days after such 365-day period);

(b) within five (5) business days of receipt thereof, 100% of the net cash proceeds from issuances or incurrence of indebtedness for borrowed money by the Borrower and its domestic restricted subsidiaries (other than indebtedness permitted by the First Lien Credit Documentation); and

(c) beginning with the first full fiscal year after the Closing Date and each fiscal year thereafter, the following Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles, “Excess Cash Flow”) prepayment shall be required to be made within five (5) business days after the annual audited financials are required to be delivered to the First Lien Administrative Agent pursuant to the definitive credit agreement for the First Lien Facilities (the “First Lien Credit Agreement”): an aggregate amount equal to (a) 50% of Excess Cash Flow, stepping down to 25% if Total Net Funded Leverage Ratio (as such term shall be defined in a manner consistent with the Documentation Principles, the “Total Net Funded Leverage Ratio”) ≤ 4.50x (but above 3.50x) and stepping down to 0% if Total Net Funded Leverage Ratio ≤ 3.50x, in each case, minus (b) voluntary prepayments of First Lien Term Loans and Revolving Loans, to the extent the latter are accompanied by permanent reductions of the Revolving Commitments. In addition, consistent with the Documentation Principles, Excess Cash Flow shall be reduced by cash amounts used (or committed to be used within the next succeeding six (6) months) for capital expenditures, Permitted Acquisitions, certain other permitted investments (including investments in joint ventures), certain restricted payments to be mutually agreed and tax distributions paid or payable during such fiscal period or on behalf thereof.

So long as any First Lien Term Loans are outstanding, the above-described mandatory prepayments shall be applied pro rata among each tranche of the First Lien Term Loan Facility and within each tranche, in forward order of maturity. When there are no longer any outstanding First Lien Term Loans, mandatory prepayments will be applied first, to prepay outstanding Revolving Loans and second, to cash collateralize outstanding Letters of Credit, in each case, with no corresponding permanent reduction of the Revolving Commitments.

Notwithstanding the foregoing, all mandatory prepayments shall be limited to the extent that the Borrower determines that such prepayment would result in adverse tax consequences related to the repatriation of funds or would be prohibited, restricted or delayed by applicable law. All mandatory prepayments are subject to permissibility under (a) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (b) organizational document restrictions (including as a result of minority ownership). The non-application of any such mandatory prepayment amounts as a result of the foregoing provisions will not constitute a default or an event of default and such amounts shall be available for working capital purposes of Holdings and its restricted subsidiaries. The Borrower will undertake to use commercially reasonable efforts for a period of no greater than one year to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use the other cash resources of the Borrower and its restricted Subsidiaries (subject to the considerations above) to make the relevant payment. Notwithstanding the foregoing, any prepayments made after application of the above provision shall be net of any costs, expenses or taxes incurred by Holdings and its restricted subsidiaries or any of its affiliates or equity partners and arising as a result of compliance with the preceding sentence, and Holdings and its restricted subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its affiliates in an amount sufficient to cover such tax liability, costs or expenses.

Any First Lien Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined (collectively, the “Declined Proceeds”) by a Declining Lender, subject to any prepayment requirements under the Second Lien Term Loan Facility, may be retained by the Borrower.

There will be no prepayment premiums or penalties for mandatory prepayments (except for reimbursement of actual breakage costs (other than lost profits), incurred in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period).

4.	COLLATERAL

Collateral:

Subject to the Certain Funds Provision and the provisions of the immediately following paragraph and consistent with the Documentation Principles, (i) the obligations of the Borrower and the Guarantors in respect of the First Lien Facilities and (ii) any swap and cash management obligations owed by the Borrower or any Guarantor to First Lien Lenders or affiliates of First Lien

Lenders or the First Lien Administrative Agent or affiliates of the First Lien Administrative Agent and expressly designated by the Borrower as “First Lien Obligations” shall be secured by (a) perfected pledge of all the capital stock of the Borrower and a perfected pledge of all the capital stock in first-tier, wholly-owned restricted subsidiaries directly held by the Borrower or any Guarantor (which pledge, (i)(A) in the case of equity interests of all existing first-tier foreign subsidiaries shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary and such pledges shall be documented under New York law, except in the case of material foreign subsidiaries subject to a materiality threshold to be mutually determined in a manner consistent with the Documentation Principles, which shall be documented by pledges under the law of the jurisdiction of organization of such material foreign subsidiary, (B) in the case of equity interests of any Pass-Through Foreign Holdco shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such Pass-Through Foreign Holdco, (ii) shall not include any equity interests in a joint venture, (iii) shall not include equity interests in entities where any Loan Party holds 50% or less of the outstanding equity interests of such entity), and (iv) shall not include the equity interests of the Immaterial Subsidiaries or any unrestricted subsidiaries; and (b) perfected security interests in substantially all other property of the Borrower and the Guarantors (the “Collateral”), in each case subject to permitted liens and to certain customary exceptions.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a)(i) any fee-owned real property located outside the U.S.; (ii) any fee-owned real property located in the U.S. having a fair market value equal to or less than an amount to be mutually agreed; (iii) any leasehold interest (with no requirement to obtain leasehold mortgages, landlord waivers, estoppels or collateral access letters); (iv) motor vehicles, airplanes, vessels and other assets subject to certificates of title; (v) letter of credit rights (to the extent not perfected by the filing of a UCC financing statement), chattel paper, intercompany notes and commercial tort claims subject to caps to be mutually determined; (vi) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted thereby; (vii) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party); (viii) any lease, license or agreement or any property subject to such agreement to the extent that a grant of a security interest therein would violate or invalidate, such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law is prohibited by, or for which the assignment is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, violation or invalidation); (ix) any assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Borrower; (x) cash and cash equivalents (other than cash and cash equivalents representing proceeds of other “Collateral”), deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (control agreements or perfection by “control” shall not be required in any event); (xi) any intent-to-use application trademark application; (xii) equity interests and assets of Immaterial Subsidiaries and unrestricted subsidiaries; (xiii) interests in joint ventures and non-wholly owned subsidiaries; (xiv) any property subject to a purchase money arrangement or capital leases; (xv) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the First Lien Lenders afforded thereby, as mutually and reasonably determined by the First Lien Administrative Agent and the Borrower; (b) any non-U.S. assets or assets (other than any foreign capital stock in excess of a material threshold to be mutually determined in a manner consistent with the Documentation Principles) that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (c) certain other assets and property to be mutually and reasonably agreed.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles and subject to exceptions permitted under the First Lien Credit Documentation. Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provisions. No foreign law governed documents or foreign law opinions shall be required in connection with the First Lien Credit Documentation, except with respect to any foreign Collateral in excess of a material threshold to be mutually determined in a manner consistent with the Documentation Principles.

The First Lien Credit Documentation shall provide for at least two (2) business days prior written notice after an event of default has occurred and is continuing before exercising any remedies on equity interests, including, without limitation, voting rights.

Intercreditor Agreement:

The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the First Lien Administrative Agent and the Second Lien Administrative Agent (as defined in Exhibit C to the Commitment Letter) and subject to the Documentation Principles.

5.	CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the First Lien Facilities on the Closing Date will be subject only to the Exclusive Funding Conditions.

On-Going Conditions after the Closing Date:

After the Closing Date, the making of each Loan or the issuance of a Letter of Credit shall be conditioned upon (a) delivery of a notice of borrowing or credit extension, (b) the accuracy in all material respects of all representations and warranties in the First Lien Credit Documentation and (c) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit.

6.	DOCUMENTATION

First Lien Credit Documentation:

The definitive documentation for the First Lien Facilities (the “First Lien Credit Documentation”) shall be based upon (the “Documentation Principles”) documentation for leveraged affiliates of the Sponsor and other “top-tier” financial sponsors, to the extent mutually agreed, and will take into account current market conditions, this Term Sheet and differences related to Holdings, its subsidiaries and their business (including (i) as to operational requirements of Holdings and its subsidiaries in light of their industries, businesses and business practices, (ii) in light of the size, industry, geographical locations, operational and financial reporting and business practices of Holdings and its subsidiaries and (iii) in light of the Projections), and in any event will contain only customary loan document provisions and other terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the First Lien Credit Documentation; provided that the First Lien Credit Documentation shall contain administrative agency and other miscellaneous related administration provisions customary for the First Lien Administrative Agent.

The First Lien Credit Documentation (including, without limitation, the First Lien Credit Agreement) to be drafted by Kirkland & Ellis LLP, as counsel to the Borrower.

Representations and Warranties:

Limited to the following (applicable to the Borrower and its restricted subsidiaries, to be made as provided in “CERTAIN CONDITIONS — On-Going Conditions” described above), and with no representations or warranties to be made as of the Closing Date other than the Specified Acquisition Agreement Representations and the Specified Representations, subject, in each case, in all respects to the Certain Funds Provision), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles: organizational status; entity power and authority; compliance with ERISA, environmental, OFAC, FCPA, PATRIOT Act and other anti-terrorism and anti-money laundering laws; no contravention with organizational documents and applicable law; governmental authorizations; due authorization, execution, delivery and enforceability of the First Lien Credit Documentation; accuracy of financial statements and other written information; projections; no Material Adverse Effect (after the Closing Date); litigation; labor matters; ownership of property; taxes; margin regulations; Investment Company Act; intellectual property; subsidiaries; solvency of Holdings, Borrower and their restricted subsidiaries (on a consolidated basis) as of the Closing Date; use of proceeds; and creation and perfection security interests in Collateral (subject to the Certain Funds Provision above, permitted liens and other exceptions to perfection to be mutually agreed).

“Material Adverse Effect” means, after the Closing Date, any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have (a) a material adverse effect on the business, assets or financial condition or results of operations of Holdings and its restricted subsidiaries, taken as a whole, (b) a material and adverse effect on the material rights and remedies of the First Lien Administrative Agent under the First Lien Credit Documentation (other than due to the action or inaction of the First Lien Administrative Agent, the First Lien Lenders or any other secured party under the First Lien Credit Documentation), or (c) a material and adverse effect on the ability of the Borrower and Guarantors, taken as a whole, to perform their payment obligations under the First Lien Credit Documentation.

Affirmative Covenants (Including Reporting Requirements):

Subject to the Certain Funds Provision, and limited to the following (applicable to), the Borrower and its restricted subsidiaries), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles: (x) quarterly (for each of the first three quarters of each fiscal year) unaudited financials within 45 days after such fiscal quarter end (60 days for each of the fiscal quarters after the Closing Date ending prior to the fiscal year end), (y) annual audited financial statements (without any going concern qualification or exception (except to the extent such qualification or exception is a result of current maturity of any of the Facilities)) within 120 days after the fiscal year end and (z) within 90 days after the fiscal year end (120 days for the first fiscal year after the Closing Date) summary unaudited financial information, in each case, for the Borrower and its restricted subsidiaries on a consolidated basis (accompanied, in the case of clauses (x) and (y), by customary management discussion and analysis); compliance certificates with such financial statements (which shall not include a bring down of any representations or warranties); annual budgets within 90 days after the beginning of fiscal year; notices upon actual knowledge of default under the Senior Credit Facilities and other customary material events; other reasonably necessary information about the operations, business affairs and financial condition of the Borrower and its restricted subsidiaries that is reasonably necessary upon written request of the Administrative Agent (other than information subject to attorney/client privilege or confidentiality obligations); payment of taxes; preservation of existence; maintenance of properties material to the business (other than ordinary wear and tear, casualty and condemnation); maintenance of adequate insurance; compliance with laws, including ERISA, environmental, PATRIOT Act OFAC, FCPA and other anti-terrorism and anti-money laundering laws; books and records; inspection rights; changes in fiscal year; covenant to guarantee obligations and give security; use of commercially reasonable efforts to obtain and maintain corporate facility ratings (but not a specific rating) from S&P and Moody’s; limitations on material changes to line of business; use of proceeds; further assurances; designation of unrestricted subsidiaries; provided that, in no event shall environmental reports be required under the Credit Documentation. Notwithstanding anything to the contrary, there will be no minimum hedging requirement for interest rate or foreign exchange hedging.

Financial Covenant:	Limited to the following (applicable to the Borrower and its restricted subsidiaries):

Term Loan Facility: None.

Revolving Facility: springing First Lien Net Funded Leverage Ratio covenant (the “Financial Covenant”) shall be based on a 30% non-cumulative cushion to Consolidated EBITDA (as such term is described below) set forth in the “bank case” projection model most recently delivered by Sponsor to First Lien Administrative Agent or any Senior Lead Arranger at May 10, 2013 at 5:49 pm Eastern Time (as updated or modified from time to time by changes reasonably agreed by the Senior Lead Arranger, the “Projections”). The Financial Covenant shall be the sole financial covenant and apply only with respect to the Revolving Facility.

The Financial Covenant (i) will be tested (y) on a quarterly basis as of the last day of each calendar quarter and calculated on a consolidated basis for Holdings and its restricted subsidiaries for each consecutive four fiscal quarter period and (z) each time after the Closing Date that there are drawings of Revolving Loans or issuances of Letters of Credit under the Revolving Facility, in each case of clauses (y) and (z), only when any Swingline Loans or Revolving Loans (excluding Letters of Credit of a long-term nature in an amount to be mutually agreed up to $4 million) are outstanding at such time, and (ii) will be subject to equity cure rights described below. For the avoidance of doubt, the Financial Covenant levels will be determined (as described above) without regard to any projected cash balances regardless of whether the projections include such projected cash balances, but cash or cash equivalents maintained in a deposit account or securities account over which the First Lien Administrative Agent has a control agreement or which is located at one of First Lien Administrative Agent’s financial institutions or securities intermediaries or is otherwise subject to a first priority security interest (subject to any customary liens in favor of the depository institutions or securities intermediaries where such cash is maintained) will be netted for purposes of calculating the Financial Covenant (other than cash received in connection with a Specified Equity Contribution).

For purposes of calculating Consolidated EBITDA, “Consolidated EBITDA” as used herein shall be defined in a manner to be mutually agreed, at least as favorable to the Documentation Principles, but in any event shall include, without duplication,

(A) add-backs for (1) extraordinary, unusual or non-recurring charges, expenses or losses, (2) other non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to the vesting of warrants, (3) subject to limitations to be agreed, restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, transaction fees and expenses and management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company, (4) subject to limitations to be agreed, LTM pro forma results for acquisitions (including the commencement of activities constituting such business) and material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and operational changes (including, to the extent applicable, from the Transactions), including any synergies, operating expense reductions and other operating improvements and cost savings as certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following any such acquisition or disposition or operational change (provided that to the extent that any such operational changes are not associated with a transaction, such changes shall be limited to those for which reasonable steps have been taken or have begun to be taken for realizing such savings and are factually supportable and reasonably identifiable), (5) the pro forma adjustments previously identified and agreed to by the First Lien Administrative Agent, (6) other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, dividends, dispositions, consolidations, restructurings, recapitalizations, or issuances or amendments of debt or equity permitted under the First Lien Credit Documentation, whether or not consummated, (7) any non-cash increase in expenses due to purchase accounting associated with the Transactions, (8) proceeds of business interruption insurance, (9) changes, losses or expenses to the extent indemnified or insured or reimbursed by a third party (to the extent expected to be received by the Borrower within 365 days; provided that if such amounts are not received within 365 days such amounts shall cease to be added back on a go-forward basis) and (10) letter of credit fees; and (B) subtractions for income and gain items corresponding to those referred to in clauses (1) and (2) above (other than the accrual of revenue in the ordinary course) (with all financial definitions to be consistent with Documentation Principles).

To the extent Loans or other amounts under the Revolving Commitment are used to pay any fees, amounts set forth in the Fee Letters, Transaction Costs or other expenses in connection with the Transactions occurring on the Closing Date, then such Loans and other amounts under the Revolving Commitment shall be included in the Financial Covenant and any leverage test for any condition of any action under the First Lien Credit Documentation, but levels for the Financial Covenant will be adjusted accordingly.

Any cash common equity or Qualified Preferred Equity contribution made to the Borrower (or any direct or indirect parent thereof and then contributed to the Borrower) during any applicable fiscal quarter and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for such fiscal quarter (such period, the “Cure Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) no more than two Specified Equity Contribution may be made in any consecutive four fiscal quarter period, and no more than five (5) Specified Equity Contributions may be made during the term of the First Lien Term Loan Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (c) all Specified Equity Contributions may not be relied upon for any purpose other than increasing Consolidated EBITDA for the Financial Covenant in the First Lien Credit Documentation, and (d) there shall be no pro forma reduction in indebtedness in connection with any Specified Equity Contributions for determining compliance with the Financial Covenant; provided that such Specified Equity Contribution shall reduce debt in future quarters to the extent used to prepay the Loans. From and after the date on which the Borrower provides notice of its intent to effectuate a Specified Equity Contribution, no default or event of default shall be deemed to have occurred or be continuing with respect to such Financial Covenant unless such Specified Equity Contribution is not made by the date so required; provided, that (i) the Borrower shall not be permitted to borrow Revolving Loans and new Letters of Credit shall not be issued unless and until the Specified Equity Contribution is made or all existing events of default are waived or cured, (ii) no actions or remedies may be taken by the Administrative Agent or any Lender during the period prior to the receipt of a Specified Equity Contribution and (iii) if the Specified Equity Contribution is not made on or before the expiration of the Cure Period, such event of default or potential event of default shall spring into existence after such time.

Negative Covenants:

Subject to the Certain Funds Provisions, limited to the following (applicable to Holdings (only with respect to the passive holding company negative covenant), the Borrower and its restricted subsidiaries), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed, and otherwise shall be consistent with the Documentation Principles (in addition, it is understood that an AHYDO “catch-up” payment provision will be included and any payments thereunder will not be restricted under the Facilities):

(a)    liens (other than (i) liens on Collateral securing the Second Lien Term Loan Facility, Incremental Second Lien Facilities, Incremental First Lien Facilities, Refinancing Facilities, Refinancing Notes, other secured notes as contemplated by the Term Sheets, in each case which shall be subject to the terms of the applicable Intercreditor Agreement, (ii) liens permitted under the Acquisition Agreement, and (iii) a general lien basket of at least the greater of (x) a percentage of Consolidated Total Assets (to be mutually defined in the First Lien Credit Documentation in a manner consistent with the Documentation Principles “Consolidated Total Assets”) to be mutually agreed and (y) an amount to be mutually agreed));

(b)    investments (including acquisitions and loans) (with exceptions to include, among other things: (i) intercompany investments (subject to a mutually agreed cap on investments by a Loan Party in non-Loan Parties), (ii) re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the First Lien Lenders in the Collateral, taken as a whole, is not materially impaired, (iii) the Transactions, (iv) Permitted Acquisitions, (v) investments made with the Available Basket Amount, (vi) any such investments funded with common equity and Qualified Preferred Equity proceeds or consideration paid in common equity and Qualified Preferred Equity that do not increase the Available Basket Amount and (vii) a general investment basket of at least the greater of (x) a percentage of Consolidated Total Assets to be mutually agreed and (y) an amount to be mutually agreed);

(c)    debt (with exceptions to include, among other things: (i) any Incremental First Lien Facility, Incremental Notes Incremental Second Lien Facility, Incremental Second Lien Notes or the Second Lien Term Loan Facility (including any refinancing or replacement indebtedness in respect thereof), (ii) additional senior unsecured or senior unsecured subordinated “ratio” debt subject to a Total Net Funded Leverage Ratio to be mutually agreed (subject to a mutually agreed non-Guarantor debt cap), (iii) non-speculative hedging arrangements entered into in the ordinary course of business, (iv) intercompany indebtedness, including, without limitation, indebtedness arising from intercompany loans and advances (subject to a mutually agreed limit on loans by a Loan Party to a non-Loan Party), (v) certain indebtedness existing on the Closing Date, (vi) acquired indebtedness in an unlimited amount to the extent such acquired indebtedness was not incurred in contemplation of the acquisition, (vii) Refinancing Facilities and/or Refinancing Notes, (viii) foreign working capital lines in an amount to be mutually agreed plus an unlimited amount subject to a Total Net Funded Leverage Ratio to be mutually agreed, (ix) purchase money debt and capital leases and debt incurred in connection with financing rolling stock, aircraft and real property (regardless of when initially acquired) and other equipment purchased within one year of such financing in an amount to be mutually agreed, (x) debt incurred in connection with permitted sale-leasebacks in an amount to be mutually agreed, (xi) debt in an aggregate amount up to the aggregate cash contributions made to Holdings or the Borrower after closing date and (xii) a general debt basket equal to at least the greater of (y) a percentage of Consolidated Total Assets to be mutually agreed and (z) a general basket in an amount to be mutually agreed);

(d)    fundamental changes (other than (i) intercompany mergers, consolidations, liquidation and dissolutions and (ii) Permitted Acquisitions and other permitted investments and (iii) investments under the Available Basket Amount);

(e)    dispositions (with exceptions to include, among other things: (i) sales or dispositions on an unlimited basis for fair market value so long as at least 75% of the consideration for dispositions in excess of an amount to be mutually agreed consists of cash (with assumed liabilities treated as cash and other designated non-cash consideration treated as cash subject to total designated non-cash consideration outstanding at any time does not exceed 2.5% of Consolidated Total Assets at any time), (ii) sales of any asset(s) having a value of less than an amount to be mutually agreed per transaction (or series of related transactions), (iii) sales of obsolete, worn out or surplus assets or assets no longer used or useful in the business, (iv) asset swaps, (v) dispositions of noncore assets acquired in connection with a Permitted Acquisition or other permitted investment, (vi) intercompany transfers among Holdings, the Borrower and its restricted subsidiaries (to the extent constituting an investment, such investment will be a permitted investment under the First Lien Credit Documentation) with limitations to be agreed on sales by Loan Parties to non-Loan Parties, (vii) certain sale-leasebacks, (viii) sales of assets in the ordinary course of business and immaterial assets, and (ix) dispositions of non-Collateral assets);

(f)    restricted payments (with exceptions to include, among other things: (i) tax distributions, (ii) distributions for administrative, overhead and related expenses of Holdings or any parent thereof to the extent attributable to the operations or ownership of the Borrower and its subsidiaries, (iii) redemption of options or equity issued by Holdings or any parent thereof to any directors, officers, employees and consultants, in an annual amount to be mutually agreed (with unused amounts carried forward to subsequent years), (iv) restricted payments under the Available Basket Amount, (v) restricted payments made with equity proceeds that do not increase the Available Basket Amount, (vi) a general basket in an amount not to exceed $35 million; provided that no event of default is continuing at the time of such payment and (vii) unlimited basket for dividends when Total Net Funded Leverage Ratio is less than or equal to an amount to be mutually agreed; provided that no event of default is continuing.

(g) substantial changes in nature of business (other than similar, corollary, ancillary, complementary, incidental or related businesses or reasonable extensions thereof);

(h)    transactions with affiliates above a threshold to be mutually agreed (with exceptions to include, among other things: (i) transactions no less favorable to Holdings, the Borrower and their restricted subsidiaries than comparable arm’s length transaction with a non-affiliate (as reasonably determined by Borrower), (ii) transactions among the Loan Parties and their restricted subsidiaries which are not otherwise prohibited by the First Lien Credit Documentation, (iii) the payment of financial advisory, monitoring, oversight and similar fees, expenses and indemnities to the Sponsor under the management agreement in effect on the Closing Date as amended if not materially adverse to the First Lien Lenders or as may be amended to term out any fees thereunder in connection with an initial public offering (with no restrictions on the payment of any costs or expenses of the Sponsor), (iv) the Transactions (including, without limitation, the payment of any Transaction Costs), and (v) scheduled transactions);

(i)     (i) prepaying or repurchasing junior debt (including the Second Lien Term Loan Facility) (certain debt subordinated in right of payment and lien with exceptions to include (i) scheduled payments of principal, interest and other amounts in accordance with the terms thereof and of any applicable intercreditor or subordination agreement, (ii) AHYDO catch-up payments, (iii) prepayments or repurchases with the Available Basket Amount, (iv) Second Lien Term Loan Facility in a manner to be mutually agreed and (v) a general prepayment or repurchase basket to be mutually agreed);

(j) amending certain organizational documents in a manner materially adverse to the First Lien Lenders, except as required by law; and

(k) passive holding company for Holdings only.

Notwithstanding anything to the contrary, among other things, the First Lien Credit Documentation will permit (a) acquisitions (i) at any time in an amount to be mutually agreed plus (ii) at any time unlimited amounts so long as pro forma Total Net Funded Leverage Ratio does not exceed 6.25x; provided that acquisitions of entities or assets that will be or become part of non-Guarantors and not constitute Collateral but shall not exceed an amount to be mutually agreed (together with other acquisitions consummated as investments otherwise permitted under clause (b) above, “Permitted Acquisitions”), and (b) an “Available Basket Amount” based on the result of (i) unswept Excess Cash Flow (which shall not be negative) plus (ii) the proceeds of common equity issuances, Qualified Preferred Equity issuances and other equity reasonably satisfactory to the First Lien Administrative Agent (other than in connection with Specified Equity Contributions), which shall increase, among other things, certain investment, dividend and junior debt payment baskets. Use of the Available Basket Amount will be subject to no continuance of an unwaived or uncured event of default and, solely with respect to restricted payments, pro forma compliance with a First Lien Net Funded Leverage Ratio equal to or less than 4.00x.

Unrestricted Subsidiaries:

Consistent with the Documentation Principles, the First Lien Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that (a) no event of default shall have occurred and be continuing or immediately would result from any such designation, and (b) such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to constitute an investment (or reduction in an outstanding investment in the case of a designation of an unrestricted subsidiary as a restricted subsidiary); provided that any dividends, interest, returns, profits, distributions, income and similar amounts received in cash or cash equivalents in respect of such investment shall be added back to any investment basket used. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the First Lien Credit Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining the Financial Covenant contained in the First Lien Credit Documentation.

Events of Default:

Limited to the following (applicable to Borrower and its restricted subsidiaries), and subject to grace periods, notice requirements, thresholds, and materiality qualifications to be mutually agreed: defaults for nonpayment of principal, interest, fees or other amounts (with five (5) business day grace period for interest, fees and other amounts); failure to perform negative covenants (and the affirmative covenant to maintain the Borrower’s existence in its state of organization and deliver notices of default under the First Lien Credit Documentation) or, to the extent applicable, the Financial Covenant (provided, that (a) the Borrower’s failure to perform or observe the Financial Covenant (i) is subject to the equity cure rights mentioned in this Term Sheet and (ii) itself shall not constitute an event of default for purposes of any First Lien Term Loan unless and until the Revolving Lenders holding more than 50% of the revolving loans and/or revolving commitments (the “Required Revolving Lenders”) elect to exercise remedies upon an event of default under the Financial Covenant and (b) an event of default under the Financial Covenant shall not constitute an event of default for purposes of (A) the First Lien Term Loans unless the Required Revolving Lenders have actually declared such obligations due and payable and such declaration has not been rescinded or (B) the Second Lien Term Loan Facility); failure to perform other covenants (subject to thirty (30) day cure period after written notice by the First Lien Administrative Agent to the Borrower); incorrectness in any material respect of representations and warranties when made or deemed made; cross-defaults and cross-acceleration to other indebtedness subject to threshold amount to be mutually agreed (after all applicable grace and notice periods have expired); bankruptcy and insolvency proceedings (subject to a 60 day cure period in the case of involuntary bankruptcy or insolvency proceedings), other than any Immaterial Subsidiary; monetary judgment defaults subject to thresholds and threshold amounts to be mutually agreed (in excess of insurance and third party indemnities and taking into account any insurance deductibles); customary ERISA events that would result in a Material Adverse Effect; actual or asserted invalidity of First Lien Credit Documentation or substantially all of the Collateral (other than to the extent a result of the action or inaction of the First Lien Administrative Agent, the Lenders, the other secured parties under the First Lien Credit Documentation or their affiliates, officers, employees, agents, attorneys or representatives); and change of control (to include a pre- and post-IPO provision).

Amend and Extend

The Borrower will have ability to “amend and extend” pursuant to which the Borrower may extend the Revolving Commitments and/or Loans outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders; provided that (a) except with respect to pricing, fees, maturity, and optional prepayments and certain other provisions to be agreed, the terms and conditions of such extended facilities shall be substantially similar to, or (taken as a whole) no more favorable to the First Lien Lenders providing such extended facilities than, those applicable to the Loans or Revolving Commitments being extended or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or Revolving Commitments existing at the time of such extension or replacement), and (b) each First Lien Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other First Lien Lender under such class.

Refinancing Facilities

Ability to refinance, severally or jointly, (i) First Lien Term Loans or Incremental First Lien Term Loans, and/or (ii) Revolving Commitments or Incremental Revolving Facilities (the “Refinancing Facilities”).

Requires only consent of Borrower and the lenders providing Refinancing Facilities so long as:

(a) refinancing allowed with senior secured or senior unsecured notes and, if refinancing facilities or notes are secured, security interest can be pari passu or junior with customary intercreditor agreements reasonably acceptable to the First Lien Administrative Agent (collectively, the “Refinancing Notes”);

(b) maturity and/or weighted average life of the Refinancing Facility(ies) or notes cannot be earlier than 91 days after the final maturity date of the First Lien Facility(ies) being refinanced or, with respect to any Refinancing Notes, have mandatory prepayment provisions (other than related to customary asset sale, similar events and change of control offers) that would result in a mandatory prepayment of such Refinancing Notes prior to the loans under the First Lien Term Loan Facility being refinanced;

(c) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount of the First Lien Term Loan Facility or Revolving Facility (as applicable) being refinanced or replaced, plus any fees, premiums, original issue discount and accrued interest associated therewith and costs and expenses related thereto, plus such additional amounts to the extent otherwise permitted to be incurred under the First Lien Credit Documentation (provided the applicable baskets are utilized in connection with the incurrence of such additional amounts of indebtedness), and such First Lien Term Loan Facility or Revolving Facility being refinanced or replaced will be permanently reduced simultaneously with the issuance thereof;

(d) the First Lien Credit Documentation will contain provisions providing for the pro rata treatment of the payment, borrowing, participation and commitment reduction of the Revolving Facility and any refinancing Revolving Facility;

(e) any Refinancing Facility or Refinancing Notes, to the extent secured, shall not be secured by any lien on any asset of the Borrower or any Guarantor that does not also secure the then outstanding applicable First Lien Term Loans, or be guaranteed by any person other than the Guarantors under the then outstanding First Lien Term Loans; and

(f) the other terms of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as whole) to the lenders or investors providing such Refinancing Facilities than the terms of the First Lien Credit Documentation (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the latest maturity date of any First Lien Term Loan Facility or Incremental First Lien Term Loan Facility existing at the time of such refinancing) (it being understood that, to the extent that any financial maintenance covenant is added or a materially more favorable term is provided for for the benefit of any such Refinancing Facilities, no consent shall be required by the Administrative Agent or any of the Lenders if such term is either (i) also added or the materially more favorable fetures of such term are provided for the benefit of any corresponding First Lien Facility remaining outstanding after the issuance or incurrence of such Refinancing Facilities or (ii) only applicable after the latest maturity of the existing First Lien Term Loans).

Voting:

Amendments and waivers of the First Lien Credit Documentation will require the approval of First Lien Lenders (other than defaulting First Lien Lenders) holding more than 50% of the aggregate principal amount of the Loans and commitments under the First Lien Facilities (the “Required First Lien Lenders”), except that (i) the consent of each First Lien Lender directly and adversely affected thereby (but not the Required First Lien Lenders and in the case of (i)(a), only the First Lien Lenders increasing their commitments shall be deemed directly and adversely affected thereby) shall be required with respect to, (a) increases in the commitment of such First Lien Lender, (b) reductions of principal, interest or fees owed to such First Lien Lender (other than any waivers or extensions of mandatory prepayments or a waiver, extension or reduction in any default interest), (c) extensions of the final maturity or the scheduled due date of any interest or fee payment due to such First Lien Lender (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest) and (d) pro rata sharing and pro rata payment provisions (with any First Lien Lender declining payment or reducing a payment made to them being “directly and adversely affected”); (ii) the consent of all First Lien Lenders shall be required with respect to (a) releases of all or substantially all Guarantors or all or substantially all of the Collateral and (b) reductions in voting thresholds; (iii) amendments and waivers of the Financial Covenant, the equity cure rights and their component definitions (as used therein) require only the approval of the Required Revolving Lenders and (iv) the consent of the First Lien Administrative Agent shall be required with respect to amendments and waivers directly affecting its rights or duties. It being understood that additional extensions of credit permitted under the First Lien Credit Documentation shall not require the consent of all First Lien Lenders.

Notwithstanding the foregoing, provisions regarding pro rata payments or sharing of payments shall permit loan buy-back or similar programs, “amend and extend” transactions or additions of one or more tranches of debt and the like as described in this Term Sheet and modifications to such pro rata and sharing of payment provisions for such further programs or debt, shall only require approval of the Required First Lien Lenders, and non-pro rata distributions and commitment reductions will be permitted in connection with any such loan buy-back or similar programs, amend and extend transactions or additions of one or more tranches of debt on terms set forth herein.

The First Lien Credit Documentation shall contain customary provisions relating to (a) “defaulting” First Lien Lenders, Issuing Lender and agents (including for insolvency), including provisions relating to providing cash collateral to support Swingline Loans or Letters of Credit (after reallocation to other non-“defaulting” First Lien Lenders under the Revolving Facility), the suspension of voting rights and rights to receive fees of and interest, non-payment/escrow of amounts owed to, and assignment and (if no event of default exists) termination of commitments or Loans of, such First Lien Lenders and (b) the right of the Borrower to replace (and/or terminate commitments of) or pay off Loans and obligations in full owed to a First Lien Lender under one or more of the First Lien Facilities (as the Borrower shall elect) in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly and adversely affected thereby (so long as the

Required First Lien Lenders or at least a majority (in dollar amount) of the First Lien Lenders affected thereby consent, as applicable), increased costs, taxes, etc. and “defaulting” or insolvent First Lien Lenders.

Assignments and Participations:

Assignments and transfers shall require the prior written consent of the Borrower (not to be unreasonably withheld or delayed and shall be deemed to be given if the Borrower has not responded within five business days of a formal written request for such written consent) unless the new lender is an existing First Lien Lender, an affiliate of a First Lien Lender or a related fund of a First Lien Lender or during a payment or bankruptcy event of default. For the avoidance of doubt, assignments and transfers and participations shall not be permitted to Disqualified Institutions.

Notwithstanding anything to the contrary, no First Lien Lender shall enter into any agreement with any participant that will permit such participant to influence or control the voting rights of such First Lien Lender except with regard to (a) reductions of principal, interest or fees owing to such participant (other than waivers, reductions or extensions of any mandatory prepayment or default interest), (b) extensions of final scheduled maturity or times for payment of interest or fees owing to such participant (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest) and (c) releases of Collateral or guarantees requiring the approval of all Lenders.

All assignments will also require the consent of the First Lien Administrative Agent (unless to Holdings, Non-Debt Fund Affiliates, Debt Fund Affiliates, other First Lien Lenders, their affiliates or related funds) and, in the case of the Revolving Facility, the Issuing Lender and the Swingline Lender, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of an amount to be mutually agreed with respect to the First Lien Term Loan Facility and an amount to be mutually agreed with respect to the Revolving Facility or, in each case, if less, all of such First Lien Lender’s remaining Loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the First Lien Facilities.

The Non-Debt Fund Affiliates (as defined below) shall be permitted to purchase up to 20% of the outstanding First Lien

Term Loans, provided that the provisions of the First Lien Credit Documentation permitting a Non-Debt Fund Affiliate to purchase First Lien Term Loans shall (i) prohibit such Non-Debt Fund Affiliate from receiving information or materials provided solely to First Lien Lenders by the First Lien Administrative Agent or any First Lien Lender, (ii) prohibit such Non-Debt Fund Affiliate from participating in telephonic, electronic or face-to-face “lender-only” meetings to which the Borrower has not been invited, and (iii) prohibit such Non-Debt Fund Affiliate from having voting rights with respect to amendments under the First Lien Facilities (except with respect to certain amendments requiring the consent of all First Lien Lenders or all First Lien Lenders directly and adversely affected thereby (to be mutually agreed upon));  provided that, if such non-voting of amendments designation is unenforceable for any reason, such Non-Debt Fund Affiliate shall be deemed to have voted its interest as a First Lien Lender without discretion in the same proportion as the allocation of voting with respect to such matter by the First Lien Lenders who are not Non-Debt Fund Affiliate; provided, further, that no amendment, modification, waiver, consent or other action with respect to the First Lien Credit Documentation that shall deprive such Non-Debt Fund Affiliate of its  pro rata share of any payments to which such Non-Debt Fund Affiliate is entitled under such amendment documentation. None of Holdings, the Borrower, Sponsor or any of their respective affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to Holdings, the Borrower or its subsidiaries or their respective securities in connection with such purchase or assignment and all parties to the relevant transactions shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the First Lien Credit Documentation.

Debt Fund Affiliates (as defined below) shall be permitted to purchase Loans from the First Lien Lenders and shall have all rights of a First Lien Lender of the First Lien Facilities. “Debt Fund Affiliate” shall mean a debt fund that is an affiliate of the Sponsor and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors thereof independent of or in addition to their duties to the Sponsor or any of its affiliates; provided that for any Required First Lien Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required First Lien Lenders have consented to any amendment or waiver.

“Non-Debt Fund Affiliate” means any affiliate of Holdings or the Sponsor, other than (a) Holdings or any of its subsidiaries, (b) any Debt Fund Affiliate and (c) any natural person.

Borrower Buybacks

Holdings, the Borrower and their subsidiaries will be permitted to purchase Term Loans from the First Lien Lenders pursuant to (i) Dutch auction procedures to be mutually agreed and/or (ii) open market purchases, so long as all purchased debt is automatically extinguished upon purchase thereof and, in addition, subject to (i) no continuing default or event of default, (ii) compliance with restricted payments and investments negative covenants and (iii) no proceeds of Revolving Loans shall be used to consummate such purchase. None of Holdings, the Borrower or any of their respective affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to Holdings, the Borrower or its subsidiaries or their respective securities in connection with such purchase of Loans and all parties to the relevant transactions shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the First Lien Credit Documentation.

Yield Protection:

The First Lien Credit Documentation shall contain provisions (a) protecting the First Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III on terms to be mutually agreed), (b) indemnifying the First Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit B hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the First Lien Lenders with a customary tax gross up.

Expenses and Indemnification:

If the Closing Date occurs, the Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent, the Issuing Lender and the Senior Lead Arrangers associated with the syndication of the First Lien Facilities and the preparation, execution, delivery and administration of the First Lien Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the First Lien Administrative Agent, the Issuing Lender, the Senior Lead Arrangers and the First Lien Lenders, taken as a whole and, to the extent reasonably necessary, one local counsel in each relevant material jurisdiction but no other third-party advisors without the Borrower’s prior written consent) and (b) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent and the First Lien Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel to the First Lien Administrative Agent and the First Lien Lenders, taken as a whole (and in the case of an actual conflict of interest, one additional counsel to the affected First Lien Lenders, taken as a whole and, to the extent reasonably necessary, one local counsel in each relevant material jurisdiction)) in connection with the enforcement of the First Lien Credit Documentation or protection of rights thereunder.

If the Closing Date occurs, the First Lien Administrative Agent, the Issuing Lender and the Senior Lead Arrangers and the First Lien Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) (excluding Excluded Parties) will be indemnified and held harmless against, any actual and direct losses (other than lost profits), claims, damages, liabilities or reasonable documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole (and, in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole and, to the extent reasonably necessary, one local counsel in each relevant material jurisdiction)) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such indemnified person or material breach of the First Lien Credit Documentation by such indemnified person (or respective affiliates and controlling persons and their respective officers, directors, employees, partners, advisor, agents and other representatives), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of such indemnified person or material breach of the First Lien Credit Documentation by such indemnified person (or respective affiliates and controlling persons and their respective officers, directors, employees, partners, advisor, agents and other representatives) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (iii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the First Lien Administrative Agent, a Senior Lead Arranger or any similar role under the First Lien Facilities but including the other parties to such dispute or claim) and not arising out of any act or omission of the Borrower or any of its affiliates, or (iv) entering into a settlement agreement related thereto without the written consent of the Borrower (which consent shall not to be unreasonably withheld or delayed) (for the avoidance of doubt, if settled with Borrower’s written consent, or if there is a final judgment for the plaintiff against an indemnified person in any proceeding, the Borrower shall indemnify and hold harmless each indemnified person to the extent and in the manner set forth above); provided that the Borrower shall have no obligation to reimburse any indemnified person for fees and expenses unless such indemnified person provides an undertaking in which such indemnified person agrees to refund and return any and all amounts paid by the Borrower to such indemnified person to the extent any of the foregoing items described in clauses (i) through (iv) occurs. No Loan Party nor any of its respective affiliates and controlling persons and their respective officers, directors, employees, partners, advisor, agents and other representatives of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with the Senior Credit Facilities, First Lien Loan Documentation, the Transactions or the transactions contemplated hereby and thereby.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent and the Commitment Parties:	Cahill Gordon & Reindel LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by the First Lien Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the Federal funds effective rate from time to time, plus 0.50% per annum and (iii) the Eurodollar Rate (taking account of the floor) for an interest period of one month, plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means:

(a)

with respect to Revolving Loans (including Swingline Loans), (i) 2.50% in the case of ABR Loans and (ii) 3.50% in the case of Eurodollar Loans, in each case, subject to step-downs based on First Lien Net Funded Leverage Ratios to be mutually agreed; and

(b) with respect to First Lien Term Loans, (i) 2.50%, in the case of ABR Loans and (ii) 3.50%, in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (i) in respect of the First Lien Term Loans only, 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent available to all relevant affected First Lien Lenders, twelve months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters the “Published LIBOR Rate”.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

B-I-1

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Borrower shall pay to the Revolving Lenders (other than defaulting Revolving Lenders) a commitment fee calculated at a rate per annum equal to 0.50% (subject to two step-downs based on First Lien Net Funded Leverage Ratios to be mutually agreed) on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:

The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the First Lien Lenders (other than defaulting First Lien Lenders) participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.125% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. The Borrower shall also pay to the Issuing Lender for its own account such Issuing Lender’s customary and reasonable issuance and administration fees.

Default Rate:

At any time when the Borrower is in event of default in the payment of any amount under the First Lien Facilities, such overdue amounts owed to Lenders (other than defaulting First Lien Lenders) shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

PROJECT WARRIORS

Second Lien Term Loan Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Term Loan Facility. Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, B, C or D attached thereto.

1.	PARTIES

Borrower:	Initially Merger Sub and, following the Acquisition, the Company as the survivor of the Merger contemplated thereby (the “Borrower”).

Guarantors:

The same parties that guarantee the Borrower’s obligations under the First Lien Facilities (collectively, the “Guarantors” and together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”)); provided that there shall be an automatic release under the Second Lien Term Loan Facility of Guarantors released under the First Lien Facilities.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter.

All the above-described guarantees shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles or otherwise mutually and reasonably satisfactory to the Second Lien Administrative Agent and the Borrower.

Second Lien Administrative Agent:

Royal Bank (acting alone or through or with affiliates selected by it) (in such capacity and collectively with its permitted successors and assigns, the “Second Lien Administrative Agent,” and together with the First Lien Administrative Agent (as defined in Exhibit B attached to the Commitment Letter), collectively, the “Administrative Agent”).

Second Lien Lead Arrangers:

J.P. Morgan Securities LLC, RBC Capital Markets, Guggenheim Corporate Funding, LLC and any other “Second Lien Lead Arranger” appointed pursuant to the Commitment Letter (in such capacity, the “Second Lien Lead Arrangers,” and together with the First Lien Lead Arrangers (as defined in Exhibit B attached to the Commitment Letter), collectively, the “Senior Lead Arrangers”).

Second Lien Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, arranged by the Commitment Parties (excluding any Disqualified Institutions) and reasonably acceptable to the Borrower (collectively, the “Second Lien Lenders”); provided, that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations”).

2.	SECOND LIEN TERM LOAN FACILITY

Second Lien Term Loan Facility: Type and Amount:	A senior secured second lien term loan facility (the “Second Lien Term Loan Facility”) in the amount of $225 million (the loans thereunder, the “Second Lien Term Loans”).

Maturity and Amortization:	The Second Lien Term Loans will mature on the date that is seven years and six months after the Closing Date (the “Second Lien Maturity Date”).

The Second Lien Term Loans will not amortize but will be payable on the Second Lien Maturity Date.

Availability:	The Second Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Term Loans may not be reborrowed.

Use of Proceeds:

The proceeds of the Second Lien Term Loans will be used to finance a portion of the Transactions (including related fees and expenses, upfront fees and original issue discount and other Transaction Costs).

Incremental Facilities:

The Borrower will have the right from time to time, on one or more occasions, to add one or more incremental term loan facilities to the Second Lien Term Loan Facility and/or increase the Second Lien Term Loan Facility (each, an “Incremental Second Lien Facility” and collectively, the “Incremental Second Lien Facilities”) in an aggregate total principal amount of (i) at any time up to $75 million in the aggregate for both the Incremental First Lien Facilities and the Incremental Second Lien Facility plus and (ii) an unlimited amount subject to, with respect to Incremental Second Lien Facilities, pro forma Total Net Funded Leverage Ratio does not exceed 6.25x; provided that (1) no default or event of default exists at the time of such request or immediately after giving effect thereto (provided that, solely with respect to any Incremental Second Lien Facility incurred in connection with a Permitted Acquisition or other permitted investment, no default or event of event of default shall exist at the time of such request and no payment or bankruptcy event of default exists immediately after giving effect thereto unless such payment event of default is permitted by the Lenders providing such Incremental Second Lien Facilities); (2) the maturity date of any Incremental Second Lien Facility shall be no earlier than the maturity of the Second Lien Term Loan; (3) with respect to term loans to be made under an Incremental Second Lien Facility (each, an “Incremental Second Lien Term Loan”) under the Second Lien Credit Documentation (4) any such Incremental Second Lien Term Loan shall be secured on a pari passu basis by the same collateral securing the Second Lien Term Loan and shall have the same Guarantors, (5) the “effective yield” on the respective Incremental Second Lien Term Loan (which shall be determined by including interest rate margins or interest rate floors (but only to the extent an increase in the interest rate floor in the initial Second Lien Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the initial Second Lien Term Loans shall be increased to the extent of such differential between interest rate floors), but excluding arrangement, structuring, underwriting commitment, amendment or other fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such indebtedness) determined as of the initial funding date for such Incremental Second Lien Term Loans may exceed the then “effective yield” on the initial Second Lien Term Loans (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the initial Second Lien Term Loans is increased to be not less than 0.50% (after giving effect to any increase to the “effective yield” (or interest rate floor) on the initial Second Lien Term Loans) of the “effective yield” on such Incremental Second Lien Term Loans, (6) no Incremental Second Lien Term Loans will be permitted to be voluntarily or mandatorily prepaid (other than on a ratable basis) prior to the repayment in full of the existing Second Lien Term Loans and (7) except as otherwise set forth herein (including any “effective yield” differences permitted in clause (5) above) all other terms of any Incremental Second Lien Term Loan shall either be (i) substantially consistent (taken as a whole) with the existing Second Lien Term Loans existing at such time of issuance or (ii) no more favorable (taken as a whole) to the investors providing such Incremental Second Lien Term Loan than those applicable to the Second Lien Term Loans existing at such time of issuance, or otherwise, reasonably acceptable to the Second Lien Administrative Agent.

No existing Second Lien Lender will be required to participate in any such Incremental Second Lien Facility without its consent. Any such Incremental Second Lien Facility held by the Sponsor, any Non-Debt Fund Affiliate (as defined below) or any Debt Fund Affiliate (as defined below) shall be subject to the same restrictions applicable to assignments to such persons as set forth under the heading “Assignments and Participations” below.

3.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit C attached hereto.

Closing Fees:	As set forth in the Fee Letters.

Optional Prepayments:

The Second Lien Term Loans may be prepaid, in whole or in part without premium or penalty other than any required Call Premium (as defined below), in minimum amounts to be mutually agreed, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit C attached hereto), three business days’) prior notice, subject to reimbursement of the Second Lien Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

All prepayments (other than mandatory prepayments related to insurance recovery events and Excess Cash Flow) under, and any Repricing Event (as defined as provided in Exhibit B but modified for Second Lien Term Loans) with respect to, the Second Lien Term Loan Facility will be subject to the following “prepayment” premiums (expressed as a percentage of the outstanding principal amount of the Second Lien Term Loan Facility as set forth below opposite the relevant period from the Closing Date (the “Call Premium”):

	Period Year 1: Year 2: Thereafter:	Percentage 102% 101% No premium

Mandatory Prepayments:

Subject to the termination of all commitments, and the prior repayment in full in cash of all obligations under the First Lien Facilities, and if a default or event of default under the Revolving Facility shall have occurred and be continuing, the termination of all Revolving Commitments and the prior repayment in full in cash of all obligations related thereto, mandatory repayments of Second Lien Term Loans shall be required from:

(a)        within five (5) business days of receipt thereof, 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty events and excluding sales of inventory, obsolete or worn-out property, property no longer useful in such person’s business and other customary exceptions to be mutually agreed and subject to a materiality threshold amount to be mutually agreed) by the Borrower and each other restricted subsidiary of an amount to be mutually agreed and subject to the right of the Borrower and the other Loan Parties to reinvest in assets useful in the business of the Borrower and the Loan Parties if such proceeds are reinvested (or committed to be reinvested) within 365 days (and if so committed to reinvestment, reinvested within 180 days after such 365-day period);

(b)        within five (5) business days of receipt thereof, 100% of the net cash proceeds from issuances or incurrence of indebtedness for borrowed money by the Borrower and its domestic restricted subsidiaries (other than indebtedness permitted by the Second Lien Credit Documentation); and

(c)        beginning with the first full fiscal year after the Closing Date and each fiscal year thereafter, the following Excess Cash Flow prepayment shall be required to be made within five (5) business days after the annual audited financials are required to be delivered to the Second Lien Administrative Agent pursuant to the definitive credit agreement for the First Lien Facilities (the “Second Lien Credit Agreement”): an aggregate amount equal to (a) 50% of Excess Cash Flow, stepping down to 25% if Total Net Funded Leverage Ratio ≤ 4.50x (but above 3.50x) and stepping down to 0% if Total Net Funded Leverage Ratio ≤ 3.50x, in each case, minus (b) voluntary prepayments of First Lien Term Loans, Second Lien Term Loans and Revolving Loans, to the extent the latter are accompanied by permanent reductions of the Revolving Commitments. In addition, consistent with the Documentation Principles, Excess Cash Flow shall be reduced by cash amounts used (or committed to be used within the next succeeding six (6) months) for capital expenditures, Permitted Acquisitions, certain other permitted investments (including investments in joint ventures), certain restricted payments to be mutually agreed and tax distributions paid or payable during such fiscal period or on behalf thereof.

Notwithstanding the foregoing, all mandatory prepayments shall be limited to the extent that the Borrower determines that such prepayment would result in adverse tax consequences related to the repatriation of funds or would be prohibited, restricted or delayed by applicable law. All mandatory prepayments are subject to permissibility under (a) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (b) organizational document restrictions (including as a result of minority ownership). The non-application of any such mandatory prepayment amounts as a result of the foregoing provisions will not constitute a default or an event of default and such amounts shall be available for working capital purposes of Holdings and its restricted subsidiaries. The Borrower will undertake to use commercially reasonable efforts for a period of no greater than one year to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use the other cash resources of the Borrower and its restricted Subsidiaries (subject to the considerations above) to make the relevant payment. Notwithstanding the foregoing, any prepayments made after application of the above provision shall be net of any costs, expenses or taxes incurred by Holdings and its restricted subsidiaries or any of its affiliates or equity partners and arising as a result of compliance with the preceding sentence, and Holdings and its restricted subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its affiliates in an amount sufficient to cover such tax liability, costs or expenses.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined (collectively, the “Declined Proceeds”) by a Declining Lender, subject to any prepayment requirements under the First Lien Facilities, may be retained by the Borrower and shall increase the Available Basket Amount.

4.	COLLATERAL

Collateral:

Subject to the Certain Funds Provision, the obligations of the Borrower and the Guarantors in respect of the Second Lien Term Loan Facility will be secured on a second-priority basis (subject to certain customary exceptions to be mutually agreed upon consistent with the Documentation Principles) by the same Collateral that secures the First Lien Facilities.

Intercreditor Agreement

The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Term Loan Facility will be set forth in a customary intercreditor agreement (including customary standstill periods) (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Second Lien Administrative Agent and the First Lien Administrative Agent (as defined in Exhibit B to the Commitment Letter).

5.	CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the Second Lien Term Loan Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.

6.	DOCUMENTATION

Second Lien Credit Documentation:

The definitive documentation for the Second Lien Term Loan Facility (the “Second Lien Credit Documentation,” and together with the First Lien Credit Documentation, collectively, the “Senior Credit Documentation”) shall be based upon (the “Documentation Principles”) documentation for leveraged affiliates of the Sponsor and other “top-tier” financial sponsors, to the extent mutually agreed, and will take into account current market conditions, this Term Sheet, and differences related to Holdings, its subsidiaries and their business (including (i) as to operational requirements of Holdings and its subsidiaries in light of their industries, businesses and business practices, (ii) in light of the size, industry, geographical locations, operational and financial reporting and business practices of Holdings and its subsidiaries and (iii) in light of the Projections), and in any event will contain only customary loan document provisions and other terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the Second Lien Credit Documentation; provided that the Second Lien Credit Documentation shall contain administrative agency and other miscellaneous related administration provisions customary for the Second Lien Administrative Agent.

The Second Lien Credit Documentation (including, without limitation, the Second Lien Credit Agreement) to be drafted by Kirkland & Ellis LLP, as counsel to the Borrower.

Representations and Warranties:

The representations and warranties shall be the same those representations and warranties contained in the First Lien Credit Documentation subject to appropriate modifications to reflect the second lien status of the Second Lien Term Loans and a 15% cushion to the baskets set forth in the First Lien Credit Documentation.

Affirmative Covenants:

The affirmative covenants shall be the same as those affirmative covenants contained in the First Lien Credit Documentation subject appropriate modifications to reflect the second lien status of the Second Lien Term Loans and a 15% cushion to baskets set forth in the First Lien Credit Documentation.

Financial Covenant:	None.

Negative Covenants:

The negative covenants shall be the same as those negative covenants contained in the First Lien Credit Documentation, except that (a) appropriate modifications will be made to reflect the second lien status of the Second Lien Term Loans, and (b) the “baskets” for the negative covenants under the Second Lien Credit Documentation will be sized with cushions that are 15% greater than the cushions applicable to the corresponding “baskets” under the First Lien Credit Documentation (it being understood and agreed that the amount of the Incremental First Lien Facilities as provided in the First Lien Credit Documentation shall be permitted debt in addition to the baskets).

Unrestricted Subsidiaries:

Consistent with the Documentation Principles, the Second Lien Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that (a) no event of default shall have occurred and be continuing or immediately would result from any such designation, and (b) such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to constitute an investment (or reduction in an outstanding investment in the case of a designation of an unrestricted subsidiary as a restricted subsidiary); provided that any dividends, interest, returns, profits, distributions, income and similar amounts received in cash or cash equivalents in respect of such investment shall be added back to any investment basket used. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Second Lien Credit Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Second Lien Credit Documentation.

Events of Default:

The same as those under the First Lien Facilities other than (a) the materiality thresholds shall have a 15% cushion corresponding thresholds under the First Lien Facilities and (b) (i) there shall be “cross acceleration” only to material indebtedness (but with a 15% cushion to the corresponding basket in the First Lien Credit Documentation) and the First Lien Facilities that shall constitute an event of default under the Second Lien Term Loan Facility and (ii) a cross payment default after a 60-day cure period to the First Lien Facilities.

Amend and Extend and Refinancings:

The Second Lien Credit Documentation will contain provisions for “amend and extend” and refinancing facilities that are the same (as applicable) or substantially similar to those that are in the First Lien Credit Documentation.

Voting:

The Second Lien Credit Documentation will contain provisions for amendments and waivers the same (as applicable) as those provisions for amendments and waivers contained in the First Lien Credit Documentation.

The Second Lien Credit Documentation shall contain yank-a-bank provisions that are thee same as those contained in the First Lien Credit Documentation.

As used herein, “Required Second Lien Lenders” shall mean Second Lien Lenders holding more than 50% of the aggregate principal amount of the Loans under the Second Lien Term Loan Facility.
Assignments and Participations:

The Second Lien Credit Documentation will contain provisions for assignments of and participations in the Second Lien Term Loans the same (as applicable) as those provisions for assignments of and participations in the loans and commitments contained in the First Lien Credit Documentation, including Borrower buyback provisions and Sponsor affiliate assignments.

Yield Protection:

The Second Lien Credit Documentation shall contain provisions (a) protecting the Second Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III on terms to be mutually agreed), (b) indemnifying the Second Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit C hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the Second Lien Lenders with a customary tax gross up.

Expenses and Indemnification:

The Second Lien Credit Documentation will contain provisions for expenses and indemnification the same as those provisions for expenses and indemnification contained in the First Lien Credit Documentation.

Governing Law and Forum:	New York.

Counsel to the Second Lien Administrative Agent and Commitment Parties:	Cahill Gordon & Reindel LLP.

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing under the Second Lien Term Loan Facility bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by the Second Lien Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the Federal funds effective rate from time to time, plus 0.50% per annum and (iii) the Eurodollar Rate (taking account of the floor) for an interest period of one month, plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means:

(i) 6.50%, in the case of ABR Loans; and

(ii) 7.50%, in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent available to all relevant affected Second Lien Lenders, twelve months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters the “Published LIBOR Rate”.

“Eurodollar Loans” means Second Lien Term Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in event of default in the payment of any amount under the Second Lien Term Loan Facility, such overdue amounts shall bear interest at 2.00% per

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annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Second Lien Term Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT D

PROJECT WARRIORS

Conditions

The availability of the Senior Credit Facilities shall be subject to the satisfaction or waiver by the Commitment Parties of only the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit D have the meanings set forth in the letter to which this Exhibit D is attached or in Exhibits A, B or C thereto.

1.      The Borrower and each Guarantor shall have executed and delivered the Senior Credit Documentation to which they are parties (which, for the avoidance of doubt, shall not include control agreements, landlord waivers, insurance deliverables or any mortgages and shall be subject to the Certain Funds Provision), and the Commitment Parties shall have received:

(a)        a customary notice of borrowing;

(b)        customary closing certificates and domestic legal opinions, domestic organizational charter documents of Loan Parties certified by appropriate public officials and resolutions of Loan Parties consistent with the Documentation Principles; and

(c)        a certificate (substantially in the form of Annex I to this Exhibit D) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower or Holdings certifying that the Borrower or Holdings and its subsidiaries, on a consolidated basis immediately after giving effect to the Transactions, are solvent.

2.      The Equity Contribution shall have been received in the manner described in Exhibit A to the Commitment Letter.

3.      On the Closing Date, after giving effect to the Transactions, none of Holdings, the Borrower or any of its restricted subsidiaries shall have any material third party indebtedness for borrowed money other than the Senior Credit Facilities and Permitted Surviving Indebtedness.

4.      The Acquisition shall be consummated in all material respects in accordance with the Acquisition Agreement substantially concurrently with the initial funding of the Senior Credit Facilities without any material amendment, waiver, modification or consent not consented to by the Administrative Agent and the Senior Lead Arranger (each such consent not to be unreasonably withheld, delayed or conditioned) other than waivers, modifications, consents, or amendments, which would not be (in the aggregate) materially adverse to the interests of the Lenders; provided (i) increases in purchase price if funded with common or other agreed equity shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent or the Senior Lead Arrangers and (ii) decreases in purchase price by not more than 10% shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent or the Senior Lead Arrangers if applied pro rata between the Senior Credit Facilities and the equity on a 65% - 35% basis.

5.        Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined below in this Exhibit D, “Material Adverse Effect”) that shall be continuing as of the Closing Date (as defined below in this Exhibit D).

6.        The Senior Lead Arrangers shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of the Company for the last three fiscal years ended at least 90 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (3) a pro forma consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period; provided, that the filing of any required financial statements on a form 10-K or form 10-Q by the Company, as applicable, will satisfy the foregoing requirements set forth in clause (1) or clause (2) above, as applicable, with respect to such financial statements.

7.        The Senior Lead Arrangers shall have been afforded a period of time to syndicate the Senior Credit Facilities of at least fifteen (15) consecutive business days from the date of receipt of the written financial information reasonably necessary to prepare the Confidential Information Memorandum (the “Required Bank Information”, and such time period, the “Bank Marketing Period”); provided that (a) July 5, 2013 shall not be considered a business day for purposes of determining the Bank Marketing Period but in any event shall not restart the consecutive business day time period, and (b) if the Bank Marketing Period were to commence but would not be completed in accordance with its terms prior to August 16, 2013, then the Bank Marketing Period shall not commence prior to September 3, 2013. If the Borrower shall in good faith reasonably believe it has delivered the Required Bank Information, it may deliver to the Senior Lead Arrangers notice to that effect (stating when it believes it completed such delivery), in which case the Required Bank Information shall be deemed to have been delivered on the date of the applicable notice unless the Senior Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Bank Information and, within two (2) business day after its receipt of such notice from the Borrower, the Senior Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity the Required Bank Information that has not been delivered). The foregoing process may be repeated from time to time by the Borrower at it discretion.

8.        So long as requested by the Administrative Agent at least ten days prior to the Closing Date, the Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information with respect to Borrower that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

9.        Payment of all fees and expenses due and payable to the Commitment Parties and the Lenders required to be paid on the Closing Date from the proceeds of the initial fundings under the Senior Credit Facilities for which invoices have been received by the Borrower at least two business days in advance.

10.      The Specified Acquisition Agreement Representations and Specified Representations shall be true and correct in all material respects.

11.      Subject to the Certain Funds Provision, with respect to the Senior Credit Facilities, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (in the case of the First Lien Facilities, subject to liens permitted under the First Lien Credit Documentation) or a second priority security interest (in the case of the Second Lien Term Loan Facility, subject to liens permitted under the Second Lien Credit Documentation) in the Collateral under the Senior Credit Facilities shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date; provided that (i) to the extent any security interest in the Collateral is not granted or perfected on the Closing Date after Borrower’s commercially reasonable efforts to do so (other than (x) grants of Collateral subject to the Uniform Commercial Code and the delivery of Uniform Commercial Code financing statements, (y) the delivery of intellectual property security agreements for intellectual property for which an application has been filed with the United Stated Patent and Trademark Office or the United States Copyright Office (other than “intent to use” trademark applications) and (z) the delivery of stock certificates for stock of corporations (or limited liability companies or limited partnerships that are treated as “securities” under Article 8 of the Uniform Commercial Code) organized in the United States that is part of the Collateral, together with duly executed stock powers), the grant or perfection of such security interest (including, without limitation, the security interest on any real property that is part of the Collateral) shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but shall be granted or perfected, as the case may be, within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole, reasonable discretion) pursuant to arrangements to be mutually agreed upon by the parties acting reasonably.

For purposes of paragraph 5 above of this Exhibit D:

Material Adverse Effect.  An event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach to the representations, warranties, covenants or agreements of the Company set forth in the Acquisition Agreement) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Transactions in a timely manner; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Acquired Corporations for purposes of clause (a) above: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.22 of the Acquisition Agreement but subject to disclosures in Part 3.22 of the Company Disclosure Schedule), including to the extent so resulting in, any reduction in billings or revenue, any disruption in (or loss of) supplier, distributor, partner, reseller or similar relationships, loss of any customer or any loss of employees; (iii) any event, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the failure of the Acquired Corporations to meet internal or analysts’ expectations or projections or the results of operations of the Acquired Corporations; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Acquired Corporations at the written direction of Parent or any action specifically required to be taken by the Acquired Corporations, or the failure of the Acquired Corporations to take any action that the Acquired Corporations are specifically prohibited by the terms of this Acquisition Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.2 of the Acquisition Agreement; (viii) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (ix) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP), or (x) any change or prospective change in the Company’s credit ratings; it being understood that the exceptions in clauses “(i)”, “(vi)” and “(x)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(ix)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

Acquired Corporations.  “Acquired Corporations” shall mean the Company and each of its Subsidiaries, collectively.

Affiliate.  “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Closing.  “Closing” shall mean the consummation of the Merger.

Closing Date.  “Closing Date” shall mean the date on which the Closing occurs.

Company Common Stock.  “Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

Company Disclosure Schedule.    “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Acquisition Agreement and that has been delivered by the Company to Parent on the date of the Acquisition Agreement.

Entity.    “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

GAAP.  “GAAP” shall mean United States generally accepted accounting principles.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

Merger.  “Merger” shall mean the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the Merger.

NASDAQ. “NASDAQ” shall mean The NASDAQ Global Select Market.

Offer.  “Offer” shall mean the commencement of a cash tender offer by Merger Sub to acquire all of the outstanding shares of Company Common Stock.

Parent.    “Parent” shall mean Tomahawk Acquisition, LLC, a Delaware limited liability company.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Shares.  “Shares” shall mean the outstanding shares of Company Common Stock.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Top-Up Option.    The Company grants to Parent and Merger Sub an option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Shares (such newly-issued shares, the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis (determined in accordance with Annex I of the Acquisition Agreement) or (ii) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

Transactions.    “Transactions” shall mean (a) the execution and delivery of the Acquisition Agreement, and (b) all of the transactions contemplated by this Acquisition Agreement, including the Offer, the Top-Up Option and the Merger.

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[—],

This Solvency Certificate is being executed and delivered pursuant to Section [—] of that certain [—]2 (the “First Lien Credit Agreement”) and Section [—] of that certain [—]3 (the “Second Lien Credit Agreement,” and together with the First Lien Credit Agreement, collectively, the “Credit Agreements,” and each a “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [—], the [chief financial officer/equivalent officer] of [Holdings/the Borrower}, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of [Holdings/the Borrower] and that I am generally familiar with the businesses and assets of [Holdings/the Borrower] and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of [Holdings/the Borrower] pursuant to each of the Credit Agreements.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of [Holdings/the Borrower], and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreements and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of [Holdings/the Borrower] and its restricted subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of [Holdings/the Borrower] and its restricted subsidiaries, taken as a whole; (ii) the capital of [Holdings/the Borrower] and its restricted subsidiaries, taken as a whole, is not unreasonably small in relation to the business of [Holdings/the Borrower] or its restricted subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) [Holdings/the Borrower] and its restricted subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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2 Describe First Lien Credit Agreement.

3 Describe Second Lien Credit Agreement.

D-I-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[—]
	Title:	[—]

D-I-2